As Filed with the Securities and Exchange Commission on July 6, 2004       Registration No. 333-_____

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BAM! ENTERTAINMENT, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of incorporation or organization)	7372 (Primary Standard Industrial Classification Code Number)	77-0553117 (I.R.S. Employer Identification Number)

333 West Santa Clara Street, Suite 716
San Jose, California 95113
Telephone (408) 298-7500
(Address of Principal Executive Offices and Zip Code)

Raymond C. Musci
Chief Executive Officer
333 West Santa Clara Street, Suite 716
San Jose, California 95113
Telephone (408) 298-7500
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to

Thomas J. Poletti, Esq.
Ted Weitzman, Esq.
Kirkpatrick & Lockhart LLP
10100 Santa Monica Blvd., 7th Floor
Los Angeles, CA 90067
Telephone (310) 552-5000
Facsimile (310) 552-5001

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
	Amount to be	Offering Price	Aggregate	Amount of
Title of each class of securities to be registered	Registered (1)	per Share (2)	Offering Price	Registration Fee
Common Stock, $.001 par value (3)	11,430,877	$0.57	$6,515,600	$826
Common Stock, $.001 par value (4)	3,397,579	0.57	1,936,620	246
Common Stock, $.001 par value (5)	8,132,528	0.57	4,635,541	587
Common Stock, $.001 par value (6)	10,840,929	0.57	6,179,330	783
Common Stock, $.001 par value (7)	12,048	0.57	6,867	1

Total Registration Fee	33,813,961			$2,443

(Footnotes to table on next page)

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registration shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

(1)	In accordance with Rule 416(a), the Registrant is also registering hereunder an indeterminate number of shares that may be issued and resold to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	The price of $0.57, the average of the high and low prices of the Registrant’s common stock on the Nasdaq SmallCap Market on July 2, 2004 is set forth solely for the purpose of computing the registration fee pursuant to Rule 457(c).

(3)	Represents shares of the Registrant’s common stock being registered for resale that have been issued to the selling stockholders named in the prospectus or a prospectus supplement.

(4)	Represents shares of the Registrant’s common stock being registered for resale that have been or may be acquired by the selling stockholders named in the prospectus or a prospectus supplement upon the conversion of 282 shares of Series A Cumulative Convertible Preferred Stock that have been issued to the selling stockholders.

(5)	Represents shares of the Registrant’s common stock being registered for resale that have been or may be acquired by the selling stockholders named in the prospectus or a prospectus supplement upon the conversion of $6.75 million 2% Secured Convertible Debentures that have been issued to the selling stockholders.

(6)	Represents shares of the Registrant’s common stock being registered for resale that have been or may be acquired upon the exercise of warrants issued to the selling stockholders named in the prospectus or a prospectus supplement.

(7)	Represents shares of the Registrant’s common stock being registered for resale that have been or may be acquired upon the exercise of warrants issued to the selling stockholders in connection with placement agent fees.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement relating to these securities that has been filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated July 6, 2004

PROSPECTUS

33,813,961 Shares

Common Stock

This prospectus relates to 33,813,958 shares of common stock of BAM! Entertainment, Inc. that may be sold from time to time by the selling stockholders listed and described in the section of this prospectus called “Selling Stockholders.” The selling stockholders may offer their shares through public or private transactions, in or off the over-the-counter market in the United States, at prevailing market prices, or at privately negotiated prices. For details of how the selling stockholders may offer their shares of common stock, please see the section of this prospectus called “Plan of Distribution.” We will not receive any proceeds from the sales by the selling stockholders.

Our common stock is traded on the Nasdaq SmallCap Market under the symbol “BFUN.” On July 2, 2004, the last reported sale price for our common stock on the Nasdaq SmallCap Market was $0.55 per share.

The securities offered by this prospectus involve a high degree of risk. See “Risk Factors” beginning on page 8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated                    , 2004

Prospectus Summary	3
Special Note on Forward Looking Statements	7
Risk Factors	8
Use of Proceeds	21
Selling Stockholders	21
Plan of Distribution	33
Legal Matters	35
Experts	35
Where You Can Find More Information	36
Incorporation of Certain Documents by Reference	36
Exhibit 3.1
Exhibit 4.1
Exhibit 4.2
Exhibit 4.3
Exhibit 4.4
Exhibit 4.5
Exhibit 4.6
Exhibit 4.7
Exhibit 4.8
Exhibit 4.10
Exhibit 4.10(a)
Exhibit 4.11
Exhibit 4.11(a)
Exhibit 4.12
Exhibit 4.12(a)
Exhibit 4.13
Exhibit 4.13
Exhibit 10.1
Exhibit 10.2
Exhibit 10.3
Exhibit 10.4
Exhibit 10.4(a)
Exhibit 10.6
Exhibit 10.7
Exhibit 10.8
Exhibit 10.9
Exhibit 23.1

You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with information different from that contained or incorporated by reference into this prospectus. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representation. You should assume that the information contained in this prospectus or any prospectus supplement is accurate only as of the date on the front of the document and that any information contained in any document we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any prospectus supplement or any sale of a security. These documents are not an offer to sell or a solicitation of an offer to buy these shares of common stock in any circumstances under which the offer or solicitation is unlawful.

Prospectus Summary

This summary highlights some information from this prospectus, and it may not contain all of the information that is important to you. You should read the following summary together with the more detailed information regarding our company and the shares being sold in this offering, including “Risk Factors” and our consolidated financial statements and related notes, included elsewhere in, or incorporated by reference into, this prospectus.

Our Company

We develop and publish interactive entertainment software products. We currently publish titles for the most popular interactive entertainment hardware platforms, such as Sony’s PlayStation and PlayStation 2, Nintendo’s GameCube, N64, Game Boy Color and Game Boy Advance, Microsoft’s Xbox, portable handheld devices manufactured by Palm and Handspring, and for personal computers or PCs. We were incorporated in California in October 1999 under the name Bay Area Multimedia, Inc. We reincorporated in Delaware in September 2000 and changed our name to BAM! Entertainment, Inc. in December 2000. We commenced operations in October 1999 and shipped our first products in June 2000.

We license properties from a wide variety of sources, and publish titles based on the motion picture, sports and television properties of our licensors. We have entered into strategic license arrangements with entertainment and media companies that have developed well-known characters and brands and that are producing popular properties that are expected to form the basis of some of our future products. Our agreements with licensors and developers generally require us to make advance royalty payments, and we may be required to spend money on advertising and promotion. We generally pay royalties based on net revenues.

We design and develop our titles internally or through third parties with whom we have established relationships. We believe that the development cycle for new titles is long, typically ranging from 12 to 24 months, except for Nintendo’s Game Boy Advance for which the development cycle typically ranges from six to nine months. After development of the initial product, we believe that it may take between six to 12 additional months to develop the product for, or port the product to, a different hardware platform.

We have offices in both the United States and Europe. International operations outside of North America are conducted through our office in the United Kingdom, where we have our internal product development studio, perform international sales and marketing activities and manage local third-party developers. Domestically, we sell our products to mass merchandisers such as Toys “R” Us, Target, Kmart, Wal-Mart and Best Buy, specialty chains such as GameStop and Electronics Boutique, and independent distributors. Our products are manufactured exclusively by third parties.

We have experienced recurring net losses from inception (October 7, 1999) through March 31, 2004. During the nine months ended March 31, 2004, we used cash in operating activities of $6.1 million and incurred a net loss of $11.2 million. As of March 31, 2004, we had cash and cash equivalents of $290,000 and an accumulated deficit of $71.0 million. These factors, among others, raise substantial doubt about our ability to continue as a going concern for a reasonable period of time.

We will need to raise additional funds in order to satisfy our future liquidity requirements. These funds may come from either one or a combination of additional financings, exercise of outstanding warrants and additional investment rights, mergers or acquisitions, or via the sale or license of certain of our assets. Current market conditions present uncertainty as to our ability to secure additional financing or effectuate any merger or acquisition, as well as our ability to reach profitability. There can be no assurances that we will be able to secure additional financing or effectuate any such merger or acquisition, or obtain favorable terms on such financing if it is available, or as to our ability to achieve positive cash flow from operations. Continued negative cash flows create significant uncertainty about our ability to implement our operating plan and we may have to further reduce the scope of our planned operations. If cash and cash equivalents, together with cash generated from operations, are insufficient to satisfy our liquidity requirements, we will not have sufficient resources to continue operations for the next 60 days.

Recent Developments

In December 2003, we received notice from a publisher, Aardman Animations Ltd (“Aardman”), that it was terminating with immediate effect its licensing and publishing agreement with us for purported breaches of certain terms of the agreement by us. On March 24, 2004, Aardman filed a claim with the High Court of England and Wales asking for a declaration that the agreement had been validly terminated. We dispute the alleged breaches, are contesting the claim for termination, and are seeking equitable protection of our interests. On May 7, 2004, we filed our defense and a counterclaim with the High Court.

On January 22, 2002, Kmart, a customer of ours, filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code. As an unsecured creditor, we recorded a 100% allowance against our accounts receivable balance due from Kmart. Kmart completed its reorganization and emerged from Chapter 11 on May 6, 2003. Under its plan of reorganization, Kmart distributed 8,086 shares of Kmart Corporation’s common stock to us in April 2004. We sold the 8,086 shares in May 2004 for net proceeds of $356,000.

VIS and SOED Acquisitions

On February 17, 2004, our management agreed with the management of VIS entertainment plc (“VIS”), a Scottish developer of interactive entertainment software products, on the terms of an offer (the “VIS Offer”) to acquire all of the Ordinary Shares, A Shares and B Shares of VIS in exchange for the issuance of up to 4.5 million unregistered shares (the “VIS Consideration Shares”) of our common stock. On May 19, 2004, all the terms of the VIS Offer were either satisfied or waived, and accordingly the VIS Offer was declared unconditional in all respects.

On February 17, 2004, our management entered into an agreement with the shareholders of State of Emergency Development Corporation (“SOED”) to acquire all of the share capital of SOED (the “SOED Acquisition”) in exchange for the issuance of up to 4.5 million unregistered shares of our common stock (the “SOED Consideration Shares”). The SOED Acquisition was conditional upon the closing of the acquisition by us of all of the VIS shares. On May 19, 2004, the SOED Acquisition was declared unconditional in all respects.

On June 22, 2004, the VIS Offer and the SOED Acquisition closed, and we issued 4.5 million unregistered shares of our common stock in exchange for the entire share capital of VIS and 4.5 million unregistered shares of our common stock in exchange for the share capital of SOED.

The VIS shareholders and the SOED shareholders placed a total of 750,000 of our shares issued in connection with the two transactions in an escrow account for the purpose of indemnifying us against any breach by VIS and SOED of the representations and warranties in the purchase agreements. In addition, the VIS shareholders and the SOED shareholders placed 450,000 of our shares to be issued in connection with the transactions in an escrow account to provide security for the additional Purchase Price Adjustments set forth in the agreement. We also placed a total of 750,000 of our shares into an escrow account for the purposes of indemnifying the shareholders of VIS and SOED against certain warranties made by us to VIS and SOED shareholders. The shares placed in escrow by us are in addition to the shares issued by us under the acquisition of VIS and SOED. All shares placed in escrow shall remain in escrow until the later of 12 months from the date of closing and the date of the resolution of any claims that may arise.

Pursuant to an agreement that we had entered into with the SOED Loanholders on May 19, 2004, upon the closing of the SOED transaction, GBP 792,000 (equivalent to $1.4 million) of outstanding loan notes were repaid to SOED’s Loanholders, and GBP 1.7 million (equivalent to $3.0 million) of outstanding loan notes, which was due upon the closing, was no longer payable then but became payable as follows: the sterling equivalent of $1.0 million plus outstanding interest will become payable by us on or before September 30, 2004, and the balance, including outstanding interest, will become payable by us on or before the one year anniversary of the closing date. We are also required to pay $210,000 in cash to the advisors of the Loanholders when the loan has been repaid in full. In addition to these amounts, and in consideration of this deferral of payment, we will issue upon the closing date five-year warrants to purchase 1,071,000 shares of our common stock to the Loanholders at the lower of $0.70 and the average mid market price of our common stock for the five business days prior to exercise of the warrant, and five-year warrants to purchase 428,500 shares of our common stock to the advisors of the Loanholders at the lower of $0.70 and the average mid market price of our common stock for the five business days prior to exercise of the warrant.

Securities Issuances

On May 19, 2004, in accordance with an agreement entered into between us and Flextech Television Limited, and upon the VIS Offer becoming unconditional, we issued 801,529 unregistered shares of our common stock to the Telewest Group of Companies to repay a debt, approximating $393,000, owed by VIS itv Limited to the Telewest Group of Companies. VIS itv Limited is a private limited company incorporated in the United Kingdom, owned as to 50% by Flextech Television Limited, a subsidiary of Telewest Communications plc, and 50% by VIS.

On May 21, 2004, we issued 771,715 unregistered shares of our common stock, and warrants to purchase another 77,172 shares of our common stock, in exchange for the settlement of debts totaling $463,000 owed to four creditors. The warrants have a five-year term and are exercisable at $0.60 per share.

On May 24, 2004, we completed the sale of 282 shares of our Series A Cumulative Convertible Preferred Stock (the “Preference shares”) and warrants to purchase another 2,548,192 shares of our common stock, resulting in gross value (assuming no exercise of the warrants) of $2.8 million, in a private offering to institutional, accredited investors, our Chief Executive Officer and Vice Chairman of our Board of Directors. Each Preference share has a liquidation preference of $10,000, and the holders of the Preference shares receive a 10% dividend per annum. Each Preference share is convertible into 12,048 shares of our common stock at the option of the holder. The warrants have a five-year term and are exercisable at $0.594 per share. In addition, a placement agent utilized in connection with the private offering was issued warrants to purchase 12,048 shares of our common stock having identical terms as the warrants issued to the investors, except that the placement agent’s warrants are subject to a 180-day lock-up provision.

On May 24, 2004, we completed the sale of $6.75 million 2% Secured Convertible Debentures (the “Debentures”), due November 24, 2006, and warrants to purchase another 6,549,397 shares of our common stock. The warrants have a five-year term and are exercisable at $0.594 per share. The Debentures are convertible, in whole or in part, into our common stock, at the option of the Debentures holders, at a conversion price of $0.83 per share. The entire $6.75 million received from the issuance of the Debentures is secured by restricted cash held at an account at a third party custodian. We have no access to, or use of the cash, until the Debentures are converted into common stock. If the Debentures are partially converted into common stock, we will have access to the cash for the part converted and the remainder of the cash will remain restricted. In order to issue the Debentures, we were required to obtain the consent of existing convertible term note holders. The convertible term note holders gave their consent on May 21, 2004 and, as consideration, were issued warrants, with a seven-year term, to purchase 166,667 shares of our common stock at an exercise price of $0.63 per share.

On June 22, 2004, we issued 857,633 unregistered shares of our common stock in connection with financial consulting services rendered to an accredited investor, Europlay Capital Advisors, LLC.

Special Meeting of Stockholders

Neither Delaware law nor our Second Amended and Restated Certificate of Incorporation, as amended, or Bylaws, as amended, require us to obtain stockholder approval to effect the VIS and SOED acquisitions. However, our common stock is traded on the Nasdaq SmallCap Market, and we are therefore subject to the rules of The Nasdaq Stock Market. Nasdaq Marketplace Rule 4350(i)(1)(c)(ii)(a) requires companies with securities traded on the Nasdaq Market System to obtain stockholder approval before issuing shares equal to 20% or more of their common stock or 20% or more of their voting power, in connection with an acquisition of the stock or assets of another company, other than in a public offering for cash. At a special meeting of stockholders held on March 30, 2004, our stockholders approved the issuance of up to 44,750,000 shares of our common stock or securities convertible into shares of our common stock further to the VIS and SOED acquisitions, including the issuance of securities pursuant to the $12.35 million (net of expenses) financing required to be completed as a condition to the closing of the VIS and SOED acquisitions, which collectively represented more than 20% of the outstanding shares of our common stock as of the date of the special meeting of stockholders.

Listing on The Nasdaq SmallCap Market

We currently do not meet the required listing maintenance standards of The Nasdaq SmallCap Market, specifically Nasdaq’s minimum $1.00 bid price per share requirement for continued listing on The Nasdaq SmallCap Market. However, we received a letter from the Nasdaq Listing Qualifications Department on May 26, 2004 indicating that our common stock would continue to be listed on The Nasdaq SmallCap Market pursuant to an amendment to a temporary exception that was previously provided by Nasdaq in April 2004. We believe that we have regained compliance with the $2.5 million shareholders’ equity requirement, but Nasdaq will continue to monitor our compliance with the minimum shareholders’ equity standard until we have evidenced compliance with that requirement via a publicly filed balance sheet and demonstrated an ability to sustain compliance with the minimum shareholders’ equity requirement over the long term. In this regard, we must file our annual report on Form 10-K for the fiscal year ending June 30, 2004 by September 30, 2004, evidencing compliance with the $2.5 million shareholders’ equity requirements as well as an ability to sustain long-term compliance with the minimum standard, and we must evidence a closing bid price of at least $1.00 per share by November 1, 2004, which must be sustained for a minimum of ten consecutive trading days. In order to fully comply with the terms of this amended exception, we must be able to demonstrate compliance with all requirements for continued listing on The Nasdaq SmallCap Market.

Effective with the opening of business on May 28, 2004, our Nasdaq symbol reverted back to “BFUN.”

Securities Offered

This prospectus relates to the resale from time to time of up to a total of 33,813,961 shares of our common stock by the selling stockholders, comprising:

•	4,500,000 shares of our common stock issued to selling stockholders in connection with the acquisition of VIS;

•	4,500,000 shares of our common stock issued to selling stockholders in connection with the acquisition of SOED;

•	1,499,500 shares of our common stock underlying warrants issued in connection with the acquisitions of VIS and SOED; and

•	2,430,877 shares of our common stock issued to selling stockholders, and (i) 3,397,579 shares of our common stock underlying Series A Cumulative Convertible Preferred Stock, (ii) 8,132,528 shares of our common stock underlying 2% Secured Convertible Debentures and (iii) 9,353,477 shares of our common stock underlying warrants, which have been issued to selling stockholders.

Special Note on Forward Looking Statements

This prospectus and the documents and information incorporated by reference in this prospectus, such as from “Item 1. Business” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Annual Report on Form 10-K for the fiscal year ended June 30, 2003, and that from “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the three months ended March 31, 2004, include “forward-looking statements” within the meaning of section 27A of the Securities Act of 1933, as amended and section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include the information concerning our possible or assumed future operating results, business strategies, financing plans, competitive position, industry environment, the anticipated impact on our business and financial results of recent and future acquisitions, the effects of competition, our ability to produce new products in a cost-effective manner and estimates relating to our industry. Forward-looking statements may be identified by the use of words like “believes,” “intends,” “expects,” “may,” “will,” “should” or “anticipates,” or the negative equivalents of those words or comparable terminology, and by discussions of strategies that involve risks and uncertainties.

Actual results may differ materially from those expressed or implied by forward-looking statements for a number of reasons, including those appearing elsewhere in this prospectus under the heading “Risk Factors.” In addition, we base forward-looking statements on assumptions about future events, which may not prove to be accurate. In light of these risks, uncertainties and assumptions, you should be aware that the forward-looking events described in this prospectus and the documents incorporated by reference in this prospectus may not occur.

Risk Factors

You should carefully consider and evaluate all of the information contained or incorporated by reference in this prospectus, including the following risk factors, before deciding to invest in our notes. Any of these risks could materially and adversely affect our business, financial condition and results of operations, which in turn could adversely affect the price of the notes and our common stock.

RISKS RELATED TO OUR FINANCIAL RESULTS

If we are unable to successfully obtain additional financing or enter into a merger or acquisition, we may not have sufficient cash to continue operations for the next six months.

Although we raised gross proceeds of approximately (i) $1.8 million through the sale of our common stock, warrants and additional investment rights in October 2003, (ii) $1.5 million through the sale of a convertible term note and warrants in December 2003, (iii) $1.0 million between January and March 2004 through the exercise of additional investment rights that were sold in October 2003, (iv) $2.3 million through the sale of our common stock, warrants and additional investment rights in January 2004, (v) $2.8 million through the sale of preferred stock and warrants in May 2004 and (vi) $6.75 million through the sale of a convertible debenture and warrants in May 2004, we will need to raise additional funds. These funds may come from either one or a combination of additional financings, exercise of outstanding warrants and additional investment rights, mergers or acquisitions, or otherwise obtain capital via sale or license of certain of our assets, in order to satisfy our future liquidity requirements. Current market conditions present uncertainty as to our ability to secure additional financing or effectuate any merger or acquisition, as well as our ability to reach profitability. There can be no assurances that we will be able to secure additional financing or effectuate any such merger or acquisition, or obtain favorable terms on such financing if it is available, or as to our ability to achieve positive cash flow from operations. Continued negative cash flows create significant uncertainty about our ability to implement our operating plan and we may have to further reduce the scope of our planned operations. If cash and cash equivalents, together with cash generated from operations, are insufficient to satisfy our liquidity requirements, we will not have sufficient resources to continue operations for the next 60 days.

Because we have a limited operating history, it is difficult to evaluate an investment in our common stock.

We were organized in October 1999 and released our first interactive entertainment software product in June 2000. It is difficult to evaluate our future prospects and an investment in our common stock because we have a limited operating history and the market for our products is rapidly evolving. Our prospects are uncertain and must be considered in light of the risks, expenses and difficulties frequently encountered by companies in the early stage of development.

Our future performance will depend upon a number of factors, including our ability to:

•	secure additional financing and fund purchases of inventory;

•	expand our domestic and international customer base;

•	secure popular entertainment properties upon which to base future products;

•	develop and enhance products in response to new interactive entertainment hardware platform releases, customer demand and competitive market conditions;

•	expand our interactive entertainment software development and sales and marketing capabilities;

•	expand our international operations;

•	attract, retain and motivate qualified personnel; and

•	maintain adequate control of our expenses.

We have a history of operating losses and may never achieve profitability.

We incurred net losses of $11.2 million for the nine months ended March 31, 2004, $36.2 million for the year ended June 30, 2003, $15.7 million for the year ended June 30, 2002, and $1.6 million for the year ended June 30, 2001. We will need to generate significant revenues and control expenses to achieve profitability. There can be no assurance that our revenues will grow in the future or that we will achieve sufficient revenues for profitability. If we fail to achieve profitability, or sustain or increase profitability if we achieve it, this will have a negative impact on our operating results.

Our revenues fluctuate due to seasonal demand and the nature of the interactive entertainment industry.

We have experienced and may continue to experience significant quarterly fluctuations in net sales and operating results. The interactive entertainment industry is highly seasonal, with sales typically higher during the fourth and first calendar quarters. This is due primarily to the increased demand for games during and immediately following the holiday buying season. Our failure or inability to introduce products on a timely basis to meet seasonal fluctuations in demand will, and historically have, harmed our business and operating results.

Our operating results would be, and historically have been, harmed by a decrease in sales, price erosions, and a failure to meet our sales expectations. Uncertainties associated with interactive entertainment software development, lengthy manufacturing lead times, production delays and the approval process for products by hardware manufacturers and other licensors make it difficult to predict the quarter in which our products will ship.

These and other factors could harm our business and have a material adverse effect on our operating results.

Product development schedules are frequently unpredictable, which may result in revenues and earnings not meeting analysts’ expectations.

Product development schedules for software products, particularly for new hardware platforms such as Sony’s PlayStation 2, Nintendo’s GameCube and Microsoft’s Xbox, are difficult to predict because they involve creative processes, use of new development tools for new platforms and the learning process, research and development, and experimentation associated with development for new technologies. Our revenues and earnings are dependent on our ability to meet our product release schedules, and our failure to meet those schedules have resulted in, and may again result in, revenues and earnings that fall short of analysts’ expectations for any individual quarter and the fiscal year.

Our earnings will be affected upon the issuance of shares of our common stock pursuant to third-party entertainment property license agreements.

Pursuant to a license agreement with a production company, we are obligated to issue 68,738 shares of our common stock after the release of any film for which we elect to produce interactive entertainment software products, up to 10 films or 687,375 shares of common stock. To date, we have elected to produce titles for three films and have issued 137,476 shares under this agreement for an aggregate value of $816,000. We are required to issue these shares when the films are released and will then incur a non-cash charge. We cannot estimate the aggregate dollar amount of these future non-cash charges as they will be based on our share price at a future point in time, but they may be substantial. All of the non-cash charges on the shares issued to date under the agreement had been amortized as of March 31, 2004.

In connection with the issuance of warrants pursuant to a separate license agreement with another production company, we incurred a non-cash charge of $97,000, of which $8,000 was amortized to project abandonment in the year ended June, 30, 2003, and $89,000 was amortized to royalties, software costs and licensed assets in the nine months ended March 31, 2004. Under the agreement, additional warrants to purchase up to an additional 15,000 shares may be issued, contingent upon certain future events occurring, such as exercising the right to develop a product. Upon issuance of the warrants we will incur an additional non-cash charge. We cannot estimate the aggregate dollar amount of these future non-cash charges as they are based on our share price at future points in time. Each of these future charges will affect our gross margins and profitability. In December 2003, we received notice from the publisher, Aardman Animations Ltd (“Aardman”), that it was terminating with immediate effect its licensing and publishing agreement (the “Agreement”) with us for purported breaches of certain terms of the Agreement by us. On March 24, 2004, Aardman filed a claim with the High Court of England and Wales asking for a declaration that the Agreement had been validly terminated. We dispute the alleged breaches, we are contesting the claim for termination, and we are seeking equitable protection of our interests. At March 31, 2004, we had expensed all prepaid royalties incurred under this Agreement. On May 7, 2004, we filed our defense and a counterclaim with the High Court.

In connection with the issuance of warrants pursuant to a first look agreement with another production company, we granted a warrant to purchase up to 200,000 shares of our common stock, of which 15,000 became immediately exercisable upon the signing of the agreement. The remaining 185,000 will only become exercisable, in multiples of either 4,625 or 13,875 shares, upon certain future events occurring relating to the development and release of products. Upon the warrant for 15,000 shares becoming exercisable, we incurred a non-cash charge of $29,000, which had been fully amortized as of June 30, 2003. We will incur additional non-cash charges as the remaining 185,000 shares become exercisable. Upon release of the software products on which the warrants are exercisable, we will amortize the non-cash charges over the life of the products, which are expected to be between three and six months. We cannot estimate the aggregate dollar amount of these future non-cash charges as they will be based on our share price at future points in time. Each of these future charges will affect our gross margins and profitability.

RISKS RELATED TO OUR BUSINESS

Our ability to effectuate additional financing transactions to fund our operations could impair the value of your investment.

Although we raised gross proceeds of approximately $1.8 million through the sale of our common stock, warrants and additional investment rights in October 2003, $1.5 million through the sale of a convertible term note and warrants in December 2003, $1.0 million between January and March 2004 through the exercise of additional investment rights that were sold in October 2003, $2.3 million through the sale of our common stock, warrants and additional investment rights in January 2004, $2.8 million through the sale of our preferred stock and warrants in May 2004 and $6.75 million through the sale of a convertible debenture and warrants in May 2004, if we are not acquired by or merge with another entity or if we are not able to raise additional capital via sale or license of certain of our assets, we will need to consummate additional financing transactions pursuant to which we receive additional liquidity. These additional financings will likely take the form of us raising additional capital through either one or a combination of public or private equity offerings or debt financings and the exercise of outstanding warrants and additional investment rights. To the extent we raise additional capital by issuing equity securities, our stockholders will likely experience substantial dilution. Also, any new equity securities may have greater rights, preferences or privileges than our existing common stock.

We cannot assure you that we will be able to meet our future capital requirements.

If we are not acquired by or merge with another entity or if we are not able to raise additional capital via sale or license of certain of our assets, we will need to consummate additional financing transactions pursuant to which we receive additional liquidity. We cannot be certain that additional capital will be available to us on favorable terms, or at all. If we cannot effectuate financing transactions to raise needed funds on acceptable terms, we will not be able to develop or enhance our products, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements. A material shortage of capital will require us to take drastic steps such as reducing our level of operations, disposing of selected assets or seeking protection under federal bankruptcy laws.

We depend on a relatively limited number of products for a significant portion of our revenues.

A significant portion of our revenues is derived each quarter from a relatively limited number of products that were released in that quarter or in the immediately preceding quarter. During the nine months ended March 31, 2004, sales of four products each accounted for between 9% and 36% of our net revenues. During the nine months ended March 31, 2003, sales of four products each accounted for between 9% and 14% of our net revenues. We expect that a limited number of products will continue to produce a disproportionately large amount of our net revenues. Due to this dependence on a limited number of brands, the failure of one or more products to achieve anticipated results could, and in the past has, significantly harmed our business and operating results.

We cannot assure you that new products introduced by us will achieve significant market acceptance and be sufficient in order for us to achieve profitability.

The interactive entertainment software market is characterized by short product life cycles, continually changing consumer preferences that are difficult to predict and frequent introduction of new products. The life cycle of a game generally consists of a relatively high level of sales during the first few months after introduction, followed by a decline in sales, and sales price erosion. Even the most successful titles remain popular for only limited periods of time, often less than six months. We believe that our success will be dependent on the production of successful titles on a continuous basis. We cannot assure you that new products introduced by us will achieve significant market acceptance or that such acceptance, if achieved, will be sufficient in order for us to achieve profitability.

The development cycle for new titles is long and during this time the market appeal of a title may decline.

We believe the development cycle for new titles is long, typically ranging from 12 to 24 months. After development of the initial product, we believe it may take between six and 12 additional months to develop the product for additional hardware platforms. In order to distribute a product, we must develop and test the necessary game software, obtain approval from the manufacturer and licensor if required, and have the initial order of cartridges or disks manufactured. During the development cycle, the market appeal of a title or of a property on which the title is based may decline. If market acceptance is not achieved, we may, and historically have, granted markdown allowances to maintain our relationship with retailers and our access to distribution channels. Because we introduce a relatively limited number of new products in a given period, the failure of one or more of our products to achieve market acceptance could and have harmed our business.

The introduction of new interactive entertainment hardware platforms creates risks relating to the development of titles for those hardware platforms.

The interactive entertainment industry is also characterized by rapid technological change. For example, the 128-bit hardware platform was released within five years of the release of the 64-bit hardware platform. As a result, we must continually anticipate these changes and adapt our offerings to emerging hardware platforms and evolving consumer preferences. Generally, because of the length of the development cycle, our development efforts must begin well in advance of the release of new hardware platforms in order to introduce titles on a timely basis with the release of such hardware platforms. Further, we have no control over the release dates of new hardware platforms or the number of units that will be shipped upon such release. It is difficult to ensure that our schedule for releasing new titles will coincide with the release of the corresponding hardware platforms. Additionally, if fewer than expected units of a new hardware platform are produced or shipped, such as occurred with Microsoft’s Xbox and Nintendo’s GameCube and Game Boy Advance, developers of titles for those hardware platforms may experience lower than expected sales.

The introduction of new hardware platforms and technologies can also render existing titles obsolete and unmarketable. Generally, as more advanced hardware platforms are introduced, consumer demand for titles for older hardware platforms diminishes. In addition, a broad range of competing and incompatible emerging technologies may lead consumers to postpone buying decisions until a particular hardware platform gains widespread acceptance. As a result of such reduced consumer demand for titles on older hardware platforms, our titles for older hardware platforms may not generate sufficient sales to make our titles profitable.

The development of software products is complex and time consuming and may not lead to marketable titles.

The development of software products is complex and time consuming. Our development efforts may not lead to marketable titles or titles that generate sufficient revenues to recover their development and marketing costs, especially if a hardware platform does not reach or sustain an expected level of acceptance. This risk may increase in the future, as continuing increases in development costs require corresponding increases in net sales in order for us to achieve profitability.

The technological advancements of the most popular hardware platforms also allow more complex software products. As software products become more complex, the risk of undetected errors in products when first introduced increases. We cannot assure you that, despite testing, errors will not be found in new products or releases after shipments have been made, resulting in loss of or delay in timely market acceptance, product returns, loss of revenues and damage to our reputation. In the past, we have experienced delays in the introduction of new titles and we anticipate that we will experience similar delays in the future in connection with the introduction of additional new titles, including products currently under development. Because net revenues associated with the initial shipments of a new product generally constitute a high percentage of the total net revenues associated with the life of a product, any delay in the introduction of, or the presence of a defect in, one or more new products could harm the ultimate success of the products or our business and operating results.

The costs of developing and marketing products for existing and anticipated interactive entertainment hardware platforms can be substantial and could negatively impact our results of operations.

The costs associated with the introduction of products for new hardware platforms, such as Sony’s PlayStation 2, Nintendo’s GameCube and Microsoft’s Xbox, could harm our business as we believe the costs of developing and publishing titles for these hardware platforms require greater financial and technical resources than prior development and publishing efforts. Additionally, during periods of new technology introductions, forecasting our revenues and earnings is more difficult than in more stable or rising product markets.

If interactive entertainment hardware platforms fail to achieve significant market acceptance, it may negatively impact our sales and results of operations.

Our sales are dependent on, among other factors, the popularity and unit sales of the interactive entertainment hardware platforms of the various manufacturers. The interactive entertainment industry has experienced periods of significant growth in consumer interest and popularity, followed by periods in which consumer demand for interactive entertainment products has slowed. Unexpected shortfalls in the market acceptance of a particular hardware platform, such as occurred with Microsoft’s Xbox and Nintendo’s GameCube and Game Boy Advance, can and have significantly harmed consumer demand for titles released or scheduled for release for that hardware platform. Therefore, we are dependent upon the successful marketing efforts of the manufacturers of the various hardware platforms to meet financial expectations.

Over 58% of our net revenues are derived from sales to our four largest customers. We could be adversely affected if any of them reduced or terminated their purchases from us or did not pay their obligations to us.

Revenues from our four largest customers collectively accounted for 58% of our net revenues for the nine months ended March 31, 2004, as compared to 51% of our net revenues for the nine months ended March 31, 2003. As of March 31, 2004, four customers each accounted for between 4% and 27% of our gross trade accounts receivable, and as of June 30, 2003, four customers each accounted for between 8% and 19% of our gross trade accounts receivable. We have no written agreements or other understandings with any of our customers that relate to future purchases. Therefore, purchases by these customers or any others could be reduced or terminated at any time. A substantial reduction or a termination of purchases by any of our largest customers would negatively impact us.

Substantially all of our sales are made on credit, which exposes us to bad debt risk.

Our sales are typically made on credit, with terms that vary depending upon the customer and other factors. While we attempt to carefully monitor the creditworthiness of our customers and distributors, we bear the risk of their inability to pay our receivables and of any delay in payment. A business failure by any of our largest customers, such as occurred with Kmart in January 2002, would negatively impact us, as could a business failure by any of our distributors or other retailers.

Product returns and markdown allowances could negatively impact our business.

We have experienced, and are exposed to the risk of product returns and markdown allowances with respect to our customers. The decrease in demand for products based upon older hardware platforms may lead to a high level of these product returns and markdown allowances. We also allow distributors and retailers to return defective and damaged products in accordance with negotiated terms. Product returns and markdown allowances that exceed our expectations could negatively impact our business.

We cannot publish our interactive entertainment software titles without the approval of hardware manufacturers. Our ability to continue to develop and market our titles is dependent on the hardware manufacturers continuing to do business with us.

We are wholly dependent on the manufacturers of interactive entertainment hardware platforms and our ability to obtain or maintain non-exclusive licenses with them, both for the rights to publish and to manufacture titles for their hardware platforms. We are required to obtain a license to develop and publish titles for each hardware platform for which we develop and publish titles. Each license specifies the territory to which it applies, and such licenses range from as broad as multi-national distribution to as narrow as approval on a title-by-title basis. Our existing hardware platform licenses for Sony’s PlayStation and PlayStation 2, Nintendo’s Game Boy Color and Game Boy Advance, Nintendo 64,

Nintendo GameCube, and Microsoft’s Xbox require that we obtain approval for the publication of new titles on a title-by-title basis. As a result, the number of titles we are able to publish for these hardware platforms, along with our ability to time the release of these titles is dependent upon decisions made by third party manufacturers. Accordingly, our revenues from titles for these hardware platforms may be limited. Should any manufacturer choose not to renew or extend our license agreement at the end of its current term, or if the manufacturer were to terminate our license for any reason, we would be unable to publish additional titles for that manufacturer’s hardware platform.

We are dependent on Sony and Nintendo for the manufacture of products that we develop for their hardware platforms.

When we develop interactive entertainment software titles for a hardware platform offered by Sony or Nintendo, the products are manufactured exclusively by that hardware manufacturer. Our hardware platform licenses with Sony and Nintendo provide that the manufacturer may change prices for the manufacturing of products at any time. In addition, these licenses include other provisions that give the manufacturer substantial control over our costs and the release of new titles. Since each of the manufacturers is also a publisher of games for its own hardware platforms and manufactures products for all of its other licensees, a manufacturer may give priority to its own products or those of our competitors in the event of insufficient manufacturing capacity. We would be materially harmed by unanticipated delays in the manufacturing and delivery of products.

If we cannot retain our key personnel and attract and retain additional key personnel, our business will be harmed.

We depend to a significant extent on the contributions and industry experience of our key personnel, in particular our Chief Executive Officer, Raymond C. Musci, and our Vice Chairman, Anthony R. Williams. If we fail to retain the services of our key personnel, our ability to secure additional licenses and develop and sell new products might be impaired. In addition, our future success will also depend upon our ability to continue to attract, motivate and retain highly qualified employees and third-party contractors, particularly software design and development personnel and outside sales representatives. Competition for highly skilled employees is intense and we may not be successful in attracting and retaining such personnel.

We are dependent upon licenses to properties originated and owned by third parties for the development of our titles.

Many of our titles, such as those from our Wallace & Gromit series, Powerpuff Girls series, and Dexter’s Laboratory series are based upon entertainment properties licensed from third parties. We cannot assure you that we will be able to obtain new licenses, or renew existing ones, on reasonable terms, if at all. If we are unable to obtain licenses for the properties which we believe offer significant consumer appeal, we would be required to obtain licenses for less popular properties or would have to develop all of our titles based upon internally developed concepts.

In December 2003, we received notice from the publisher of Wallace & Gromit, Aardman Animations Ltd (“Aardman”), that it was terminating with immediate effect its licensing and publishing agreement (the “Agreement”) with us for purported breaches of certain terms of the Agreement by us. On March 24, 2004, Aardman filed a claim with the High Court of England and Wales asking for a declaration that the Agreement had been validly terminated. We dispute the alleged breaches, we are contesting the claim for termination, and we are seeking equitable protection of our interests. At March 31, 2004, we had expensed all prepaid royalties incurred under this Agreement. On May 7, 2004, we filed our defense and a counterclaim with the High Court.

To the extent a licensed property is less popular than we anticipate, or is unsuccessful, sales of titles based on that property may be negatively impacted.

We have in the past experienced unsuccessful releases of titles based on properties that we licensed from third parties. Titles based on less popular properties, or on internally developed concepts, typically require greater marketing expense in order to establish brand identity and may not achieve broad market acceptance or prove to be successful.

We are dependent on third-party interactive entertainment software developers for developing and completing our titles.

We rely on third-party interactive entertainment software developers for the development of our interactive entertainment software titles. Quality third-party developers are continually in high demand. For this reason, we cannot assure you that the third-party software developers who have developed titles for us in the past will continue to be available to develop software for us in the future. Due to the limited number of third-party software developers and the lack of control that we exercise over them, we cannot assure you that these developers will complete titles for us on a timely basis or within acceptable quality standards, if at all.

Our future success is highly dependent on our proprietary software and intellectual property.

We rely primarily on a combination of copyright, trademark and trade secret laws, employee and third-party nondisclosure agreements and other methods to protect our proprietary rights. We require our employees, consultants and other outside individuals and entities to execute confidentiality and nondisclosure agreements upon the start of employment, consulting or other contractual relationships with us. However, our ability to police these individuals and entities and enforce these agreements is costly and uncertain. We are aware that unauthorized copying occurs within our industry. If a significantly greater amount of unauthorized copying of our interactive entertainment software products were to occur, our business would be harmed. We generally obtain ownership of the software code and related documentation from third-party software developers. In instances where we do not retain sole ownership of the source code, the owner may use or license the code for development of other software products that may compete directly with our products and we may not have sufficient rights in the source code to produce derivative products.

We rely on existing copyright laws to prevent unauthorized distribution of our products. Existing copyright laws afford only limited protection. Policing unauthorized use of our products is difficult, and software piracy is a persistent problem, especially in international markets. In addition, the laws of some countries in which our products are or may be distributed either do not protect our products and intellectual property rights to the same extent as the laws of the United States or are weakly enforced. Legal protection of our rights may be ineffective in these countries. Any unauthorized use of our proprietary information could result in costly and time-consuming litigation to enforce our proprietary rights.

Other parties may assert claims against us that we are infringing upon their intellectual property rights and we are required to indemnify hardware manufacturers from certain claims in exchange for the right to purchase titles and manufacture our software for their hardware application.

We cannot be certain that our products do not infringe upon the intellectual property rights of others. We may be subject to legal proceedings and claims from time to time in the ordinary course of our business, including claims of alleged infringement of the intellectual property rights of third parties. If our products violate third-party proprietary rights, we cannot assure you that we would be able to obtain licenses to continue offering such products on commercially reasonable terms, or at all. In addition, we must indemnify the hardware manufacturers with respect to all loss, liability and expense resulting from any claim against them involving the development, marketing, sale or use of our products. This includes any claims for copyright or trademark infringement brought against them. As a result, we bear the risk that the properties upon which our software titles are based, or that the information and technology licensed from the hardware manufacturer and incorporated in our software, may infringe the rights of third parties. Any claims against us or the parties we indemnify relating to the infringement of third-party proprietary rights, even if not meritorious, could result in the expenditure of significant financial and managerial resources. Their claims could also result in injunctions preventing us from offering these products. Such claims could severely harm our financial condition and ability to compete.

We face risks associated with doing business in foreign countries, including our ability to generate international demand for our products.

We intend to increase our international revenues. We cannot assure you that we will be able to generate international market demand for our products. International sales and operations are subject to a number of risks, including:

•	international consumer acceptance of existing and proposed titles;

•	the impact of possible recessions in foreign economies;

•	our ability to protect our intellectual property;

•	the time and costs associated with translating and localizing products for foreign markets;

•	foreign currency fluctuations;

•	unexpected changes in regulatory requirements;

•	difficulties and costs of staffing and managing foreign operations, or licensing to foreign entities; and

•	political and economic instability.

A significant downturn in general economic condition which results in a reduction in discretionary spending has reduced, and may continue to reduce, demand for our products and could harm our business.

Our product sales are affected by a retail customer’s ability and desire to spend disposable income on the purchase of our software titles. Any significant downturn in general economic conditions which results in a reduction of discretionary spending could result in a reduction in demand for our products and could harm our business. The United States economy is currently undergoing a period of slowdown, which some observers view as a recession. The United States and world economic condition has been worsened by the terrorist attacks on September 11, 2001. Moreover, any further terrorist activities, or the effect of the United States’ political, economic or military response to such activities, could result in the further deterioration of the United States and world economy. Such industry downturns have been, and may continue to be, characterized by diminished product demand and erosion of average selling prices. A continued economic downturn or recession would have a significant adverse effect on our operating results in future periods.

RISKS RELATED TO OUR INDUSTRY

Competition within the interactive entertainment software industry is intense and poses an ongoing threat to the success of our business.

The interactive entertainment industry is intensely competitive. Many of our competitors have greater name recognition among consumers and licensors of entertainment properties, broader product lines and greater financial, marketing and other resources than us. Accordingly, these competitors may be able to market their products more effectively, make larger offers or guarantees in connection with the acquisition of licensed entertainment properties, adopt more aggressive pricing policies or pay more to third-party developers. We believe that other technology, entertainment and media companies are increasing their focus on the interactive entertainment software market, which might result in greater competition for us. In addition, many of our competitors are developing online interactive entertainment software products and interactive networks that will be competitive with our interactive entertainment software products.

Competitive pressures could have the following effects on us:

•	as competition for popular entertainment properties increases, our cost of acquiring licenses for those properties may increase, resulting in reduced margins;

•	we might not be able to achieve full distribution of our products with our customers;

•	as competition for retail shelf space becomes more intense, we may need to increase our marketing expenditures to maintain sales of our interactive entertainment software titles; and

•	we could be required to reduce the wholesale unit prices of our titles.

Competition for limited shelf space and promotional resources among interactive entertainment software publishers is intense and poses an ongoing threat to the success of our business.

There is intense competition among developers and publishers of interactive entertainment software products for high quality retail shelf space and promotional support from retailers. As the number of titles and hardware platforms increases, competition for shelf space will intensify and may require us to increase our marketing expenditures. Due to increased competition for limited shelf space, retailers and distributors are in an increasingly better position to negotiate favorable terms of sale, including price discounts, price protection, marketing and display fees and product return policies. Our products constitute a relatively small percentage of any retailer’s sales volume, and we cannot assure you that retailers will continue to purchase our products or to provide our products with adequate levels of shelf space and promotional support. As a result of their positions in the industry, the manufacturers of interactive entertainment hardware platforms generally have better bargaining positions with respect to retail pricing, shelf space and retailer accommodations than do any of their licensees, including us.

Government restrictions including the possible adoption of an interactive entertainment software rating system could harm our business.

Legislation is periodically introduced at the state and federal levels in the United States and in foreign countries to establish a system for providing consumers with information about graphic violence and sexually explicit material contained in interactive entertainment software products. Under such a system, interactive entertainment software publishers would be expected to comply by identifying particular products within defined rating categories. In addition, these publishers would be required to communicate these ratings to consumers through appropriate package labeling and through advertising and marketing presentations consistent with each product’s rating. Many foreign countries have laws which permit governmental entities to censor the content of products, including interactive entertainment software. In some instances, we may be required to modify our products to comply with the requirement of such governmental entities, which could delay the release of those products in such countries. These delays could harm our business. We currently voluntarily submit our products to industry-created review boards and publish their ratings on our game packaging. Some retailers may refuse to carry titles that bear an unacceptable rating. We believe that mandatory government-run interactive entertainment software products rating systems eventually will be adopted in many countries which represent significant markets or potential markets for us. Due to the uncertainties in the implementation of such a rating system, confusion in the marketplace may occur. We are unable to predict what effect, if any, such a rating system would have on our business.

Potential opposition by consumer advocacy groups to certain software content could harm our business.

Consumer advocacy groups have in the past opposed sales of interactive entertainment software products containing graphic violence and sexually explicit content. These groups have pressed for legislation in these areas and engaged in public demonstrations and media campaigns. While to date such actions have not harmed our business, we cannot assure you that these groups will not target our products in the future. If that occurs, we may be required to significantly change or discontinue one or more of our titles.

RISKS RELATED TO THE ACQUISITIONS OF VIS AND SOED

Difficulties encountered in integrating our operations with those of VIS may prevent the companies from realizing benefits from the acquisitions.

A portion of the combined company’s long-term strategic plan depends upon the successful development and introduction of products. In order for the combined company to succeed in such efforts, it must align strategies and successfully integrate our business operations with those of VIS.

The challenges involved in this integration include the following:

•	coordinating research and development operations in a rapid and efficient manner to ensure timely release of products to market;

•	diversion of management resources in order to facilitate the integration;

•	increased difficulty of integrating operations and business cultures;

•	ability to, and costs and delays involved in, implementing compatible information communication systems, common operating procedures, compatible financial controls and comparable human resources practices;

•	impairment of relationships with employees and consultants or strategic partners as a result of any integration of new personnel; and

•	retaining key alliances.

Our failure to successfully integrate our operations with those of VIS could significantly harm the business of the combined company and could prevent it from realizing the anticipated benefits of the merger.

The market price of our common stock may decline as a result of the acquisitions of VIS and SOED.

The market price of our common stock may decline as a result of the acquisitions for a number of reasons, including if:

•	the integration of our company and VIS is not completed in a timely and efficient manner;

•	the combined company does not achieve the perceived benefits of the acquisitions as rapidly or to the extent anticipated by financial or industry analysts;

•	the effect of the acquisitions on the combined company’s financial results is not consistent with the expectations of financial or industry analysts; or

•	significant, our stockholders decide to dispose of their shares following the acquisitions.

The acquisitions of VIS and SOED may result in loss of key employees.

Despite VIS’s efforts to retain key employees, the combined company might lose some key employees following the acquisitions. Competition for qualified technical and management employees is intense. Competitors and other companies may recruit employees prior to the acquisitions and during the integration process following the closing of the acquisitions, which has become a common practice. In addition, any real or perceived differences in the policies, career prospects, compensation levels or cultures between our company and VIS may cause key employees to leave. As a result, employees could leave with little or no prior notice, which could cause delays and disruptions in the effort to integrate the two companies and result in expenses associated with finding replacement employees.

There may be sales of substantial amounts of our common stock after the acquisitions of VIS and SOED, which could cause our stock price to fall.

A substantially large number of shares of our common stock may be sold into the public market within short periods of time at various dates following the closing of the acquisitions of VIS and SOED. As a result, our stock price could fall.

RISKS RELATED TO OUR COMMON STOCK

Our stock price has been volatile and we expect it to continue to be volatile.

Prior to our initial public offering in November 2001, there was no public market for our common stock. Since our initial public offering the market price of our common stock has been volatile. We have experienced a decline in the market price of our common stock from the initial public offering price. The stock market has experienced significant price and volume fluctuations that affected the market price for the common stock of many technology, communications and entertainment and media companies. These market fluctuations were sometimes unrelated or disproportionate to the operating performance of these companies. Any significant stock market fluctuations in the future, irrespective of our actual performance or prospects, could result in a further decline in the market price of our common stock.

If our common stock is delisted from The Nasdaq SmallCap Market, the liquidity and price of our common stock may be adversely affected.

We currently do not meet the required listing maintenance standards of The Nasdaq SmallCap Market, specifically Nasdaq’s minimum $1.00 bid price per share requirement for continued listing on The Nasdaq SmallCap Market. However, we received a letter from the Nasdaq Listing Qualifications Department on May 26, 2004 indicating that our common stock would continue to be listed on The

Nasdaq SmallCap Market pursuant to an amendment to a temporary exception that was previously provided by Nasdaq in April 2004. We believe that we have regained compliance with the $2.5 million shareholders’ equity requirement, but Nasdaq will continue to monitor our compliance with the minimum shareholders’ equity standard until we have evidenced compliance with that requirement via a publicly filed balance sheet and demonstrated an ability to sustain compliance with the minimum shareholders’ equity requirement over the long term. In this regard, we must file our annual report on Form 10-K for the fiscal year ending June 30, 2004 by September 30, 2004, evidencing compliance with the $2.5 million shareholders’ equity requirements as well as an ability to sustain long-term compliance with the minimum standard, and we must evidence a closing bid price of at least $1.00 per share by November 1, 2004, which must be sustained for a minimum of ten consecutive trading days. In order to fully comply with the terms of this amended exception, we must be able to demonstrate compliance with all requirements for continued listing on The Nasdaq SmallCap Market.

We believe that we can meet these conditions; however, there can be no assurance that we will do so. In the event that we fail to comply with any term of this amended exception, our common stock will be delisted from the The Nasdaq SmallCap Market, and the liquidity and price of our common stock may be adversely affected. If our common stock should be delisted from The Nasdaq SmallCap Market, it may continue to be listed on the OTC Bulletin Board.

Anti-takeover provisions in our charter documents and in Delaware law could prevent or delay a change in control and, as a result, negatively impact our stockholders.

Provisions of our certificate of incorporation and bylaws may discourage, delay or prevent a merger or acquisition or make removal of incumbent directors or officers more difficult. These provisions may discourage takeover attempts and bids for our common stock at a premium over the market price. These provisions include:

•	the ability of our board of directors to alter our bylaws without stockholder approval;

•	the restriction on the ability of stockholders to call special meetings;

•	the restriction on the ability of our stockholders to act by written consent;

•	the establishment of advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted on by stockholders at stockholders meetings; and

•	the establishment of a classified board of directors with staggered, three-year terms, which prevents a majority of the board from being elected at one time.

In addition, we are subject to Section 203 of the Delaware General Corporation Law, which prohibits a publicly held Delaware corporation from engaging in a merger, asset or stock sale or other transaction with an interested stockholder for a period of three years following the date such person became an interested stockholder, unless prior approval of our board of directors is obtained or as otherwise provided. These provisions of Delaware law also may discourage, delay or prevent someone from acquiring or merging with us without obtaining the prior approval of our board of directors, which may cause the market price of our common stock to decline.

Use of Proceeds

We will not receive any proceeds from the sale by any selling stockholder of the 33,813,958 shares of our common stock being offered in this prospectus. If the warrants that were issued to the selling stockholders to purchase 10,852,974 shares of our common stock are exercised, we will receive estimated proceeds between approximately $5.6 million and $6.6 million, depending on the exercise price as of the exercise dates of the warrants to purchase 1,499,500 shares that were issued in connection with the acquisitions of VIS and SOED. We will incur approximately $260,000 of expenses relating to the registration of the shares being offered and sold by the selling stockholders in this registration statement, including the SEC registration fee and legal, accounting, printing and other expenses of this offering; a portion of the proceeds received from the exercise of the warrants or additional investment rights referenced above may be used to pay such expenses.

Selling Stockholders

This prospectus relates to the resale from time to time of up to a total of 33,813,958 shares of our common stock by the selling stockholders, comprising:

•	4,500,000 shares of our common stock issued to selling stockholders in connection with the acquisition of VIS;

•	4,500,000 shares of our common stock issued to selling stockholders in connection with the acquisition of SOED;

•	1,499,500 shares of our common stock underlying warrants issued in connection with the acquisitions of VIS and SOED; and

•	2,430,877 shares of our common stock issued to selling stockholders, and (i) 3,397,579 shares of our common stock underlying Series A Cumulative Convertible Preferred Stock, (ii) 8,132,528 shares of our common stock underlying 2% Secured Convertible Debentures and (iii) 9,353,477 shares of our common stock underlying warrants, which have been issued to selling stockholders.

The table below sets forth certain information regarding the selling stockholders and the shares offered by them in this prospectus. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to the securities, or the right to acquire voting or investment power within 60 days through the exercise of an option, warrant or right, through the conversion of a security, or through the power to revoke a trust. All shares of our common stock registered in this offering represent shares issued to each selling stockholder or shares that have been or may be acquired within 60 days of June 30, 2004 upon the exercise of the warrants and/or the conversion of 2% Secured Convertible Debentures and/or Series A Convertible Preferred Stock, as the case may be, issued to each selling stockholder. The percentage ownership is calculated based on 32,591,861 shares, which represents the number of shares of our commons stock that were outstanding as of June 30, 2004, and the total number of shares issuable to each selling stockholder upon the exercise of the warrants and/or the conversion of 2% Secured Convertible Debentures and/or Series A Convertible Preferred Stock, as the case may be. The shares issuable upon the exercise of the warrants and/or the conversion of 2% Secured Convertible Debentures and/or Series A Convertible Preferred Stock, as the case may be by each selling stockholder, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other selling stockholder.

Except as described below, the selling stockholders within the past three years have not had any material relationship with us or any of our affiliates:

•	Raymond Musci is our company’s founder and has served as our Chief Executive Officer since May 2001 and on our Board of Directors since October 1999;

•	Anthony R. Williams has served as Vice Chairman of our Board of Directors since May 2001. The AR Williams 2000 Settlement is an irrevocable trust administered by Mercator Trustees Limited, which has the power to dispose of trust property, although Mr. Williams has the right to appoint new or additional trustees and to require any trustee to resign;

•	Anthony G. Williams has served on our Board of Directors since April 2001;

•	Mark Dyne, a manager and member of Europlay Capital Advisors, LLC, has served as a member of our Board of Directors since July 2000, and in November 2003, we entered into a consulting agreement with Europlay Capital Advisors, LLC;

•	Christiaan van der Kuyl has served as our Chief Operating Officer and on our Board of Directors since June 2004; and

•	Nest Co., Ltd., Phillips Sales Inc., Performance Marketing, Inc. and Philip Rosenberg Sales Ltd. have provided services to our company within the past three years, and we agreed to issue shares of our common stock and warrants to purchase additional shares of our common stock to each of them in exchange for the settlement of outstanding indebtedness.

To our knowledge, subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares of common stock set forth opposite such person’s name, unless otherwise indicated in the table. Unless otherwise indicated, the address of each beneficial owner listed below is c/o: BAM! Entertainment, Inc., 333 West Santa Clara Street, Suite 716, San Jose, California 95113.

			Percentage of	Number of	Number of
	Number of		Shares of	Shares of	Shares of
	Shares of		Common Stock	Common Stock	Common Stock
	Common Stock		Beneficially Owned	Registered for	Beneficially
	Beneficially Owned		Prior to the	Sale	Owned After the
Selling Stockholder	Prior to the Offering		Offering	Hereby	Offering(1)
Laurus Master Fund, Ltd. c/o Ironshore Corporate Services Ltd. P.O. Box 1234 G.T Queensgate House, South Church St. Grand Cayman, Cayman Islands	1,711,750	(2)	4.99%	5,437,751	-0-
Omicron Master Trust 810 Seventh Avenue, 39th Floor New York, NY 10019	1,642,546	(3)	4.99%	4,577,709	-0-
Cranshire Capital, L.P. 666 Dundee Road, Suite 1901 Northbrook, IL 60062	1,664,106	(4)	4.99%	1,942,167	-0-
Iroquois Capital LP 641 Lexington Ave., 26th Floor New York, NY 10022	1,711,750	(5)	4.99%	2,469,275	-0-
Vertical Ventures LLC 641 Lexington Ave., 26th Floor New York, NY 10022	1,711,750	(6)	4.99%	1,054,216	-0-
Equitiwest Limited P.O. Box 737 Pirouet House Union Street St. Helier, Jersey Channel Channel Islands JE48ZQ	527,108	(7)	1.6%	527,108	-0-

			Percentage of	Number of	Number of
	Number of		Shares of	Shares of	Shares of
	Shares of		Common Stock	Common Stock	Common Stock
	Common Stock		Beneficially Owned	Registered for	Beneficially
	Beneficially Owned		Prior to the	Sale	Owned After the
Selling Stockholder	Prior to the Offering		Offering	Hereby	Offering(1)
Martial Chaillet 12 rue de Cully 1091 Grandvaux Switzerland	421,684	(8)	1.3%	421,684	-0-
Alexander Mitchell 2 Fifth Avenue New York, NY 10011	253,012	(9)	*	253,012	-0-
Michael Zimmerman 181 East 65th Street, Apt. 194 New York, NY 10027	210,842	(10)	*	210,842	-0-
William R. Skutch 40 East 89th Street New York, NY 10128	21,084	(11)	*	21,084	-0-
Raymond Musci	4,470,917	(12)	13.2%	1,243,975	-0-
Mercator Trustees Limited as Trustees of The AR Williams 2000 Settlement P.O. Box 190 Anson Court La Route des Camps St. Martin Guernsey, Gyl3UQ	3,343,914	(13)	9.9%	1,138,552	-0-
Anthony R. Williams	964,448	(14)	2.9%	737,951	-0-
Anthony G. Williams	414,518	(15)	1.3%	379,518	-0-
Mark Dyne	508,777	(16)	1.4%	189,759	-0-
Pamela Colburn c/o Europlay Capital Advisors LLC 15821 Ventura Blvd, Suite 525E Encino, CA 91436	240,795	(17)	*	189,758	-0-
Milestone Capital Partners Ltd. 198 ter ave du Maine 75014 Paris France	12,048	(18)	*	12,048	-0-
Europlay Capital Advisors LLC 15821 Ventura Blvd, Suite 525E Encino, CA 91436	857,633	(19)	2.6%	857,633	-0-
Flextech Brandband Holdings Limited c/o Telewest Communications plc Export House Cawsey Way Woking Surrey GU21 6QX	3,568,993		11.0%	3,568,993	-0-
Nest Co., Ltd. Higashi – Ilkeoukuro 903 3-20-20 Higashi – Ikeoukuro Toshima – Ku Tokyo 170-0013 Japan	508,200	(20)	1.6%	508,200	-0-
Phillips Sales Inc. 2900 Polo Parkway, Suite 200 Midlothian Virginia, 23113	121,231	(21)	*	121,231	-0-

			Percentage of	Number of	Number of
	Number of		Shares of	Shares of	Shares of
	Shares of		Common Stock	Common Stock	Common Stock
	Common Stock		Beneficially Owned	Registered for	Beneficially
	Beneficially Owned		Prior to the	Sale	Owned After the
Selling Stockholder	Prior to the Offering		Offering	Hereby	Offering(1)
Performance Marketing, Inc. 1550 Park Ave., West Highland Park, IL 60035	153,381	(22)	*	153,381	-0-
Philip Rosenberg Sales Ltd. 1550 Park Ave., West Highland Park, IL 60035	66,075	(23)	*	66,075	-0-
Bank of Scotland c/o Kirkpatrick & Lockhart LLP 10100 Santa Monica Blvd. Seventh Floor Los Angeles, CA 90067	310,624		1.0%	310,624	-0-
Christiaan van der Kuyl Balmyle Road Broughty Ferry Dundee DD5 1JJ	615,810	(24)	1.9%	615,810	-0-
Patrick Burns Flat 2 5 Argyle Park Terrace Edingurgh EH9 1JY	148,047		*	148,047	-0-
Peter Baillie 5 Norwood Crescent Dundee DD2 1PD	76,094		*	76,094	-0-
John Boyle 44 Westbourne Gardens Kelvinside, Glasgow G12 9QX	581,258	(25)	1.8%	581,258	-0-
Alexander Gordon Catto 79 Mount Street London W1K 2SN	293,048	(26)	*	293,048	-0-
Brendon Clouston 2 Wilton Terrace London SW1X 8RR	364,409	(27)	1.1%	364,409	-0-
Coppertop Concepts Limited Green Lane Lasswade, EH18 1HE	78,367	(28)	*	78,367	-0-
Lord Catto’s Settlement of November 1976 Clarebell House, 6 Cork Street London W15 3NX	312,770	(29)	1.0%	312,770	-0-
Noble Grossart Investments Limited 48 Queen Street Edinburgh EH2 3NR	87,676	(30)	*	87,676	-0-
AB Services 37 Peter Street Manchester M2 5GB	338,417	(31)	1.0%	338,417	-0-
David Brock Windyridge, 44 Beechwood Avenue Little Chalfont, Buckinghamshire MP6 6PN	34,467	(32)	*	34,467	-0-
Paul Chestnutt Oakhurst House, St. Leonards Hill Windsor SL4 4AJ	169,695	(33)	*	169,695	-0-

			Percentage of	Number of	Number of
	Number of		Shares of	Shares of	Shares of
	Shares of		Common Stock	Common Stock	Common Stock
	Common Stock		Beneficially Owned	Registered for	Beneficially
	Beneficially Owned		Prior to the	Sale	Owned After the
Selling Stockholder	Prior to the Offering		Offering	Hereby	Offering(1)
John Fickling Hudworth Tower Castle Eden, County Durham TS27 4SJ	170,723	(33)	*	170,723	-0-
Five Oceans Foundation West Compton House West Compton, Nr Dorchester Dorset DT2 0EY	169,208	(33)	*	169,208	-0-
Andrew Fraser 16 Lord North Street London SW1P3LD	50,762	(34)	*	50,762	-0-
Jonathan Horne Woodland Court Kempshott, Basingstoke Hampshire RG23 7NL	211,816	(35)	*	211,816	-0-
Anthony Kennan 21 Moore Crescent Newcastle-upon-Tyne NE3 2AP	171,711	(36)	*	171,711	-0-
Northern Edge Limited 91 Mitchell Street Glasgow G1 3LN	155,299	(37)	*	155,299	-0-
Carl Openshaw 2 Calvery Park Tunbridge Wells Kent TN1 2SH	34,257	(38)	*	34,257	-0-
Linda Reid 1 Fangalton Road Newton Mearns, Glasgow G77 6PA	253,812	(39)	*	253,812	-0-
Ian Cleland Ritchie Coppertop, Green Lane Lasswade, EH18 9HE	284,677	(40)	*	284,677	-0-
William Martin Ritchie 4 Buckstane Park Edinburgh EH10 6PA	33,842	(41)	*	33,842	-0-
Simon Rogers West Farm House Newton Tony, Salisbury SP4 0HF	211,816	(42)	*	211,816	-0-
Scottish Enterprise 150 Broomielaw Atlantic Quay Glasgow G2 8LU	284,685	(43)	*	284,685	-0-
Julian Summer South Farm, Water Eaton Swindon, Wiltshire SN6 6JV	169,208	(44)	*	169,208	-0-
TBI Financial Services Limited 1st Floor, The Robert Cort Building Elgar Road Smith Reading, Berkshire RG2 0DL	34,017	(45)	*	34,017	-0-
The Hamilton Portfolio Investments Limited 91 Mitchel Street Glasgow, G1 3LN	672,803	(46)	1.4%	672,803	-0-

			Percentage of	Number of	Number of
	Number of		Shares of	Shares of	Shares of
	Shares of		Common Stock	Common Stock	Common Stock
	Common Stock		Beneficially Owned	Registered for	Beneficially
	Beneficially Owned		Prior to the	Sale	Owned After the
Selling Stockholder	Prior to the Offering		Offering	Hereby	Offering(1)
David Scott 40 The Grove London W5 5lH	18,000		*	18,000	-0-
Roderick Simpson 15 Winchendon Road London SW6 5DH	13,500		*	13,500	-0-
Hamish Ridgwell 27 Dundonald Road London NW10 3HP	13,500		*	13,500	-0-
Cairnsea Investments Limited Clarebell House, 6 Cork Street London W15 3NX	236,750	(47)	*	236,750	-0-
Jonathan Quirk c/o Cairnsea Investments Limited Clarebell House, 6 Cork Street London W15 3NX	11,250		*	11,250	-0-
Andrew Lapping c/o Hamilton Portfolio Limited 91 Mitchell Street Glasgow G1 3LN	6,750		*	6,750	-0-
Stewart Robinson c/o Hamilton Portfolio Limited 91 Mitchell Street Glasgow G1 3LN	1,350		*	1,350	-0-
Paul Johnson c/o Hamilton Portfolio Limited 91 Mitchell Street Glasgow G1 3LN	900		*	900	-0-
3i Group plc 227 West George Street Glasgow 62 2ND	822,801	(48)	2.5%	822,801	-0-
Avanti Capital plc 2 Motcomb Street London SW1X8JU	508	(49)	*	508	-0-
Bamboo Investments plc 12 Appold Street London EC2A 2AW	78,930		*	78,930	-0-
Jamie Bryan 41 Albert Street The Cliff Tayport Fife DD6 9AT	38		*	38	-0-
The Executors of the Late Lord Catto c/o Penningtons Solicitors Cucklesbury House 83 Cannon Street London EC4N 8PE	43,371	(50)	*	43,371	-0-
Timothy Gatland 131 Glasgow Rd. Perth PH2 0LU	6,309		*	6,309	-0-

		Percentage of	Number of	Number of
	Number of	Shares of	Shares of	Shares of
	Shares of	Common Stock	Common Stock	Common Stock
	Common Stock	Beneficially Owned	Registered for	Beneficially
	Beneficially Owned	Prior to the	Sale	Owned After the
Selling Stockholder	Prior to the Offering	Offering	Hereby	Offering(1)
Martin Gibson Drumsford Mill House Milden-Hall Marlborough Wilts SN8 2NG	141	*	141	-0-
Robert Graham Flat 2 60 High Street South J Queensferry EH30 9HN	618	*	618	-0-
Margaret Harrison The Lizards Sedgefiled County Durham TS21 3DT	877	*	877	-0-
Margaret Harrison and Terry Harrison The Lizards Sedgefiled County Durham TS21 3DT	132	*	132	-0-
Colin Ingleby-Mackenzie 2 Grove End Road St. Johns Wood London NW8	399	*	399	-0-
Scott M. Maxwell Flat 2 25 Scotland Street Edinburgh EH3 6PY	618	*	618	-0-
Ran Meinertzhagen 18 Kennedy Road Shrewsbury Shroshire SY3 7AB	149	*	149	-0-
Eric Reid Waterside Farm 1 Fingalton Road Newton Meams Glasgow G77 6PE	190	*	190	-0-
Mark Aaron Reid Green Park Meams Road Newton Meams Glasgow G77	203	*	203	-0-
Scottish Equity Partnership 17 Blytheswood Square Glasgow G2 0AE	137,746	*	137,746	-0-
David Semple 39 Kelvin Court Glasgow G12 0AE	153	*	153	-0-

			Percentage of	Number of	Number of
	Number of		Shares of	Shares of	Shares of
	Shares of		Common Stock	Common Stock	Common Stock
	Common Stock		Beneficially Owned	Registered for	Beneficially
	Beneficially Owned		Prior to the	Sale	Owned After the
Selling Stockholder	Prior to the Offering		Offering	Hereby	Offering(1)
TC Nominees Limited Princess Exchange 1 Earl Grey Street Edinburgh EH3 9EE	13,840	(51)	*	13,840	-0-
Trustees of the Dawn Harrison Interest in Possession Settlement c/o Hamilton Portfolio 91 Mitchell Street Glasgow G1 3LN	526		*	526	-0-
Trustees of the Kay Aitkin Interest in Possession Settlement c/o Hamilton Portfolio 91 Mitchell Street Glasgow G1 3LN	526	(52)	*	526	-0-
Andrew Ayre Mill Farm Tweedmouth Berwick Upon Tweed TD15 2HP	36		*	36	-0-
Kirk M. Ewing The Croft Blairlogie FK9 5PX	618		*	618	-0-
PF Frew Fermesham House Hindhead Road Haslemere Surrey GU27 3PJ	28		*	28	-0-
Terry Harrison The Lizards Sedgefiled County Durham TS21 3DT	209		*	209	-0-
Guy T. Higson and Miles Stot. 5 Route de Chene PO Box 6105 1211 Geneva 6 Switzerland	72		*	72	-0-
Marja Huisman Park Farm House Farm Lane Ashstead Surrey	141		*	141	-0-
James Capel Nominees Limited HSBC Ref HSECM000 Thames Exchange 10 Queen Stree Place London EC4R 1BL	305	(53)	*	305	-0-
Kleinwort Benson Limited 20 Fenchurch Street London EC3P3DB	91	(54)	*	91	-0-

		Percentage of	Number of	Number of
	Number of	Shares of	Shares of	Shares of
	Shares of	Common Stock	Common Stock	Common Stock
	Common Stock	Beneficially Owned	Registered for	Beneficially
	Beneficially Owned	Prior to the	Sale	Owned After the
Selling Stockholder	Prior to the Offering	Offering	Hereby	Offering(1)
Iain Kenneth Lewandowski 5 Allanwater Gardens Bridge of Allan Stirlingshire FK9 4DW	85	*	85	-0-
William G. Nisen Flat 2/1 Dolphin Road Glasgow G41 4LE	222	*	222	-0-
Michael Noble 1A Kukesway Court Team Valley Gateshead NE11 0PJ	31	*	31	-0-
Phillip Noble 1A Kukesway Court Team Valley Gateshead NE11 0PJ	31	*	31	-0-
Mairi Ritchie 4 Buckstane Park Edingburgh EH10 6PA	470	*	470	-0-
David Thomson Swanston Burtons Way Chalfont St Giles Bucks HP8 4BP	138	*	138	-0-
Ben Webster PO Box 31233 SMB Grand Cayman Cayman Islands BW1	127	*	127	-0-
Robert Whitelaw Rowan Tree House 12 West Meadows Road Sunderland SR6 7TX	39	*	39	-0-

*	Less than 1%

(1) Assumes that all shares of common stock being offered pursuant to this prospectus will be resold by the selling stockholders and none will be held by the selling stockholders for their own accounts.

(2) Laurus Master Fund, Ltd. holds (a) warrants to purchase up to 4,092,370 shares of our common stock that are exercisable within 60 days, (b) Debentures that are convertible into 3,012,048 shares of our common stock within 60 days and (c) a $1,500,000 secured note (the “Note”) that is convertible into 3,355,704 shares of our common stock within 60 days. Further to the terms of the warrants, Debentures, and the Note held by Laurus Master Fund, Ltd., the warrants are not exercisable and the Debentures and Note are not convertible to the extent that (a) the number of shares of our common stock held by Laurus Master Fund, Ltd. and (b) the number of shares of our common stock issuable upon exercise of the warrants and conversion of the Debentures and Note would result in beneficial ownership by Laurus Master Fund, Ltd. of more than 4.99% of our outstanding shares of our common stock (“Laurus’ Maximum Percentage”). By written notice to us, Laurus Master Fund, Ltd. may waive these provisions, or increase or decrease Laurus’ Maximum Percentage, with respect to the warrants and/or Note, but any such waiver or increase will not be effective until the 10th day after such notice is delivered to us with respect to the Note and until the 75th day after such notice is delivered to us with respect to the warrants, or these provisions are automatically waived upon an event of default under the Note. Laurus Master Fund, Ltd. beneficially owns 1,711,750 shares of our common stock underlying warrants, Debentures and the Note that are exercisable or convertible, as the case may be, within 60 days. Laurus Capital Management, LLC is the fund manager of Laurus Fund, Ltd. David Grin and Eugene Grin, as principals of Laurus Capital Management, LLC, the investment manager of Laurus Master Fund, Ltd., have voting control and investment power over securities held by Laurus Master Fund, Ltd. David Grin and Eugene Grin disclaim beneficial ownership of the securities held by Laurus Master Fund, Ltd.

(3) Omicron Capital, L.P., a Delaware limited partnership (“Omicron Capital”) holds (a) 65,750 shares of our common stock, (b) warrants to purchase up to 2,243,242 shares of our common stock that are exercisable within 60 days, (c) Debentures that are convertible into 2,409,638 shares of our common stock within 60 days and (d) Preferred Stock that is convertible into 120,481 shares of our common stock within 60 days. Further to the terms of the warrants, Debentures and Preferred Stock held by Omicron Capital, the warrants are not exercisable and the Debentures and Preferred Stock are not convertible to the extent that (a) the number of shares of our common stock held by Omicron Capital and (b) the number of shares of our common stock issuable upon exercise of the warrants and conversion of the Debentures and the Preferred Stock would result in beneficial ownership by Omicron Capital of more than 4.99% of our outstanding shares of common stock (“Omicron’s Maximum Percentage”). By written notice to us, Omicron Capital may waive these provisions, or increase or decrease Omicron’s Maximum Percentage, with respect to the warrants, but any such waiver or increase will not be effective until the 61st day after such notice is delivered to us (any such waiver of increase or decrease will apply only to Omicron Capital and not to any other holder of warrants, Debentures or Preferred Stock). Omicron Capital beneficially owns 1,576,796 shares of our common stock underlying warrants, Debentures and Preferred Stock that are exercisable or convertible, as the case may be, within 60 days. Omicron Capital, serves as investment manager to Omicron Master Trust, a trust formed under the laws of Bermuda (“Omicron”), Omicron Capital, Inc., a Delaware corporation (“OCI”), serves as general partner of Omicron Capital, and Winchester Global Trust Company Limited (“Winchester”) serves as the trustee of Omicron. By reason of such relationships, Omicron Capital and OCI may be deemed to share dispositive power over securities owned by Omicron, and Winchester may be deemed to share voting and dispositive power over the securities owned by Omicron. Omicron Capital, OCI and Winchester disclaim beneficial ownership of such securities. Omicron Capital has delegated authority from the board of directors of Winchester regarding the portfolio management decisions with respect to the securities owned by Omicron and, as of April 21, 2003, Mr. Olivier H. Morali and Mr. Bruce T. Bernstein, officers of OCI, have delegated authority from the board of directors of OCI regarding the portfolio management decisions of Omicron Capital with respect to the securities owned by Omicron. By reason of such delegated authority, Messrs. Morali and Bernstein may be deemed to share dispositive power over the securities owned by Omicron. Messrs. Morali and Bernstein disclaim beneficial ownership of such securities and neither of such persons has any legal right to maintain such delegated authority. No other person has sole or shared voting or dispositive power with respect to securities being offered by Omicron, as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. Omicron and Winchester are not “affiliates” of one another, as that term is used for purposes of the Securities Exchange Act of 1934, as amended, or of any other person named in this prospectus as a selling stockholder. No person or “group” (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or the SEC’s Regulation 13D-G) controls Omicron and Winchester.

(4) Cranshire Capital, L.P. holds (a) 45,266 shares of our common stock, (b) warrants to purchase up to 1,244,159 shares of our common stock that are exercisable within 60 days, (c) Debentures that are convertible into 903,614 shares of our common stock within 60 days and (d) Preferred Stock that is convertible into 120,481 shares of our common stock within 60 days. Further to the terms of the warrants, Debentures and Preferred Stock held by Cranshire Capital, L.P., the warrants are not exercisable and the Debentures and Preferred Stock are not convertible to the extent that (a) the number of shares of our common stock held by Cranshire Capital, L.P. and (b) the number of shares of our common stock issuable upon exercise of the warrants and conversion of the Debentures and the Preferred Stock would result in beneficial ownership by Cranshire Capital, L.P. of more than 4.99% of our outstanding shares of common stock (“Cranshire’s Maximum Percentage”). By written notice to us, Cranshire Capital, L.P. may waive these provisions, or increase or decrease Cranshire’s Maximum Percentage, with respect to the warrants, but any such waiver or increase will not be effective until the 61st day after such notice is delivered to us (any such waiver of increase or decrease will apply only to Cranshire Capital, L.P. and not to any other holder of warrants, Debentures or Preferred Stock). Cranshire Capital, L.P. beneficially owns 1,618,840 shares of our common stock underlying warrants, Debentures and Preferred Stock that are exercisable or convertible, as the case may be, within 60 days. Mitchell P. Kopin, President of Downsview Capital, Inc., the general partner of Cranshire Capital LP, has voting control and investment power over securities held by Cranshire Capital, L.P. Mr. Kopin disclaims beneficial ownership of the securities held by Cranshire Capital, L.P.

(5) Iroquois Capital LP holds (a) warrants to purchase up to 1,143,975 shares of our common stock that are exercisable within 60 days, (b) Debentures that are convertible into 1,204,819 shares of our common stock within 60 days and (c) Preferred Stock that is convertible into 120,481 shares of our common stock within 60 days. Further to the terms of the warrants, Debentures and Preferred Stock held by Iroquois Capital LP, the warrants are not exercisable and the Debentures and Preferred Stock are not convertible to the extent that (a) the number of shares of our common stock held by Iroquois Capital LP and (b) the number of shares of our common stock issuable upon exercise of the warrants and conversion of the Debentures and the Preferred Stock would result in beneficial ownership by Iroquois Capital LP of more than 4.99% of our outstanding shares of common stock (“Iroquois’ Maximum Percentage”). By written notice to us, Iroquois Capital LP may waive these provisions, or increase or decrease Iroquois’ Maximum Percentage, with respect to the warrants, but any such waiver or increase will not be effective until the 61st day after such notice is delivered to us (any such waiver of increase or decrease will apply only to Iroquois Capital LP and not to any other holder of warrants, Debentures or Preferred Stock). Iroquois Capital LP beneficially owns 1,711,750 shares of our common stock underlying warrants, Debentures and Preferred Stock that are exercisable or convertible, as the case may be, within 60 days. Joshua Silverman has voting control and investment discretion over securities held by Iroquois Capital LP. Mr. Silverman disclaims beneficial ownership of the securities held by Iroquois Capital LP.

(6) Vertical Ventures LLC holds (a) warrants to purchase up to 1,915,518 shares of our common stock that are exercisable within 60 days and (b) Debentures that are convertible into 602,409 shares of our common stock within 60 days. Further to the terms of the warrants and Debentures held by Vertical Ventures LLC, the warrants are not exercisable and the Debentures are not convertible to the extent that (a) the number of shares of our common stock held by Vertical Ventures LLC and (b) the number of shares of our common stock issuable upon exercise of the warrants and conversion of the Debentures would result in beneficial ownership by Vertical Ventures LLC of more than 4.99% of our outstanding shares of common stock (“Vertical’s Maximum Percentage”). By written notice to us, Vertical Ventures LLC may waive these provisions, or increase or decrease Vertical’s Maximum Percentage, with respect to the warrants, but any such waiver or increase will not be effective until the 61st day after such notice is delivered to us (any such waiver of increase or decrease will apply only to Vertical Ventures LLC and not to any other holder of warrants, Debentures or Preferred Stock). Vertical Ventures LLC beneficially owns 1,711,750 shares of our common stock underlying warrants and Debentures that are exercisable or convertible, respectively, within 60 days. Joshua Silverman has voting control and investment power over securities held by Vertical Ventures LLC. Mr. Silverman disclaims beneficial ownership of the securities held by Vertical Ventures LLC.

(7) Represents 301,204 shares underlying Preferred Stock and 225,904 shares underlying warrants that are convertible or exercisable, respectively, within 60 days.

(8) Represents 240,962 shares underlying Preferred Stock and 180,722 shares underlying warrants that are convertible or exercisable, respectively, within 60 days.

(9) Represents 144,578 shares underlying Preferred Stock and 108,434 shares underlying warrants that are convertible or exercisable, respectively, within 60 days.

(10) Represents 120,481 shares underlying Preferred Stock and 90,361 shares underlying warrants that are convertible or exercisable, respectively, within 60 days.

(11) Represents 12,048 shares underlying Preferred Stock and 9,036 shares underlying warrants that are convertible or exercisable, respectively, within 60 days.

(12) Includes 710,843 shares underlying Preferred Stock, 533,132 shares underlying warrants and 116,978 shares underlying stock options that are convertible or exercisable, as the case may be, within 60 days.

(13) Includes 650,601 shares underlying Preferred Stock and 487,951 shares underlying warrants that are convertible or exercisable, respectively, within 60 days.

(14) Includes 421,686 shares underlying Preferred Stock, 316,265 shares underlying warrants and 116,978 shares underlying stock options that are convertible or exercisable, as the case may be, within 60 days.

(15) Includes 216,687 shares underlying Preferred Stock, 162,651 shares underlying warrants and 124,233 shares underlying stock options that are convertible or exercisable, as the case may be, within 60 days.

(16) Includes 108,433 shares underlying Preferred Stock, 81,326 shares underlying warrants and 183,617 shares underlying stock options that are convertible or exercisable, as the case may be, within 60 days.

(17) Includes 108,433 shares underlying Preferred Stock and 81,325 shares underlying warrants that are convertible or exercisable, respectively, within 60 days.

(18) Represents 12,048 shares underlying warrants that are exercisable within 60 days.

(19) Mark Dyne, Pamela Colburn and Murray Markiles have voting control and investment power over securities held by Europlay Capital Advisors, LLC. Mark Dyne, Pamela Colburn and Murray Markiles disclaim beneficial ownership of the securities held by Europlay Capital Advisors, LLC.

(20) Includes 46,200 shares underlying warrants that are exercisable within 60 days.

(21) Includes 11,021 shares underlying warrants that are exercisable within 60 days.

(22) Includes 13,944 shares underlying warrants that are exercisable within 60 days.

(23) Includes 6,007 shares underlying warrants that are exercisable within 60 days.

(24) Includes 117,810 shares underlying warrants that are exercisable within 60 days.

(25) Includes 76,718 shares underlying warrants that are exercisable within 60 days.

(26) Includes 38,359 shares underlying warrants that are exercisable within 60 days.

(27) Includes 57,851 shares underlying warrants that are exercisable within 60 days.

(28) Includes 11,157 shares underlying warrants that are exercisable within 60 days. Ian Ritchie has voting control and investment power over securities held by Coppertop Concepts Limited. Mr. Ritchie disclaims beneficial ownership of the securities held by Coppertop Concepts Limited.

(29) Includes 38,359 shares underlying warrants that are exercisable within 60 days. Alex Catto has voting control and investment power over securities held by Lord Catto’s Settlement of November 1976. Mr. Catto disclaims beneficial ownership of the securities held by Lord Catto’s Settlement of November 1976.

(30) Includes 2,467 shares underlying warrants that are exercisable within 60 days. Sir Angus Grossart or Roger Brown has voting control and investment power over securities held by Noble Grossart Investments Limited. Each of Messrs. Grossart and Brown disclaim beneficial ownership of the securities held by Noble Grossart Investments Limited.

(31) Includes 85,680 shares underlying warrants that are exercisable within 60 days. Paul Fava has voting control and investment power over securities held by AB Services. Mr. Fava disclaims beneficial ownership of the securities held by AB Services.

(32) Includes 8,568 shares underlying warrants that are exercisable within 60 days.

(33) Includes 42,840 shares underlying warrants that are exercisable within 60 days. Ian Ledger has voting control and investment power over securities held by Five Oceans Foundation. Mr. Ledger disclaims beneficial ownership of the securities held by Five Oceans Foundation.

(34) Includes 12,852 shares underlying warrants that are exercisable within 60 days.

(35) Includes 53,550 shares underlying warrants that are exercisable within 60 days.

(36) Includes 43,268 shares underlying warrants that are exercisable within 60 days.

(37) Includes 4,284 shares underlying warrants that are exercisable within 60 days. Andrew Lapping has voting control and investment power over securities held by Northern Edge Limited. Mr. Lapping disclaims beneficial ownership of the securities held by Northern Edge Limited.

(38) Includes 8,568 shares underlying warrants that are exercisable within 60 days.

(39) Includes 64,260 shares underlying warrants that are exercisable within 60 days.

(40) Includes 71,543 shares underlying warrants that are exercisable within 60 days.

(41) Includes 8,568 shares underlying warrants that are exercisable within 60 days.

(42) Includes 53,550 shares underlying warrants that are exercisable within 60 days.

(43) Includes 17,564 shares underlying warrants that are exercisable within 60 days. John McMillan has voting control and investment power over securities held by Scottish Enterprise. Mr. McMillan disclaims beneficial ownership of the securities held by Scottish Enterprise.

(44) Includes 42,840 shares underlying warrants that are exercisable within 60 days.

(45) Includes 8,568 shares underlying warrants that are exercisable within 60 days. David Jones or Kevin Edgar has voting control and investment power over securities held by TBI Financial Services Limited. Each of Messrs. Jones and Edgar disclaims beneficial ownership of the securities held by TBI Financial Services Limited.

(46) Includes 330,346 shares underlying warrants that are exercisable within 60 days. Andrew Lapping has voting control and investment power over securities held by The Hamilton Portfolio Investments Limited. Andrew Lapping disclaims beneficial ownership of the securities held by The Hamilton Portfolio Investments Limited.

(47) Includes 214,250 shares underlying warrants that are exercisable within 60 days. Alex Catto has voting control and investment power over securities held by Cairnsea Investments Limited. Mr. Catto disclaims beneficial ownership of the securities held by Cairnsea Investments Limited.

(48) Kerry Sharp has voting control and investment power over securities held by 3i Group plc. Mr. Sharp disclaims beneficial ownership of the securities held by 3i Group plc.

(49) Julian Fellerman has voting control and investment power over securities held by Avanti Capital plc. Mr. Fellerman disclaims beneficial ownership of the securities held by Avanti Capital plc.

(50) Alex Catto has voting control and investment power over securities held by The Executors of the Late Lord Catto. Mr. Catto disclaims beneficial ownership of the securities held by The Executors of the Late Lord Catto.

(51) Robert Turcan has voting control and investment power over securities held by TC Nominees Limited. Mr. Turcan disclaims beneficial ownership of the securities held by TC Nominees Limited.

(52) Andrew Lapping has voting control and investment power over securities held by Trustees of the Kay Aitkin Interest in Possession Settlement. Mr. Lapping disclaims beneficial ownership of the securities held by Trustees of the Kay Aitkin Interest in Possession Settlement.

(53) Alison J. Millam has voting control and investment power over securities held by James Capel Nominees Limited HSBC. Ms. Millam disclaims beneficial ownership of the securities held by James Capel Nominees Limited HSBC.

(54) Alex Diaz Asper has voting control and investment power over securities held by Kleinwort Benson Limited. Mr. Asper disclaims beneficial ownership of the securities held by Kleinwort Benson Limited.

Plan of Distribution

The selling stockholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales after this registration statement becomes effective;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus.

The selling stockholders may also engage in short sales against the box after this registration statement becomes effective, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act of 1933. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act of 1933.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933.

Each of the selling stockholders acquired the securities offered hereby in the ordinary course of business and has advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling stockholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our common stock and activities of the selling stockholders.

Legal Matters

The validity of the issuance of the shares offered in this prospectus will be passed upon for us by Kirkpatrick & Lockhart, LLP, Los Angeles, California.

Experts

The consolidated financial statements and the related consolidated financial statement schedule incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended June 30, 2003 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the uncertainty of the Company’s ability to continue as a going concern), and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Where You Can Find More Information

We file annual, quarterly and special reports, along with other information with the SEC. You may read and copy any document we file at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our common stock is traded on The American Stock Exchange and the Toronto Stock Exchange. You may inspect reports and other information concerning us at the offices of the American Stock Exchange, Inc., 86 Trinity Place, New York, New York 10006. These filings and other information may also be inspected without charge at a Web site maintained by the SEC. The address of the site is http://www.sec.gov.

Incorporation of Certain Documents by Reference

This prospectus is part of a registration statement filed with the SEC. The SEC allows us to “incorporate by reference” into this prospectus the information that we file with them, which means that we can disclose important information to you by referring you to those documents. The following documents were filed with the SEC pursuant to the Exchange Act and are incorporated by reference and form a part of this prospectus:

•	our annual report on Form 10-K for the year ended June 30, 2003 filed with the SEC on September 30, 2003;

•	our quarterly report on Form 10-Q for the quarter ended March 31, 2004, December 31, 2003 and September 30, 2003 filed with the SEC on May 24, 2004, February 18, 2004 and November 14, 2003, respectively;

•	our current reports on Form 8-K filed with the SEC on June 3, 2004, May 28, 2004, April 14, 2004, March 29, 2004, February, 23, 2004, February 11, 2004, February 2, 2004, December 10, 2003, November 17, 2003, October 3, 2003, October 2, 2003, September 30, 2003, August 20, 2003 and July 23, 2003;

•	our definitive proxy statement filed with the SEC on March 11, 2004 and November 25, 2003; and

•	the description of our common stock contained in our registration statement on Form 8-A, as filed with the SEC on July 13, 2001, including any amendment or report filed for the purpose of updating such description.

The documents listed above and all documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this initial registration statement and prior to effectiveness of this registration statement, or prior to the filing of a post-effective amendment that indicates that all securities offered herein have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference into this prospectus and to be a part hereto from the date of filing such documents.

Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus, or in any other document that is subsequently filed with the SEC and incorporated by reference, modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified and superseded.

We will provide without charge to each person to whom this prospectus is delivered, upon oral or written request, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates). Written or telephone requests should be directed to

Shareholder Relations at BAM! Entertainment, Inc., 333 West Santa Clara Street, Suite 716, San Jose, CA 95113, telephone number (408) 298-7500. These reports are also available on our web site, the address of which is http://www.bam4fun.com.

You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. The selling stockholders will not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date of those documents.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses payable by the Registrant in connection with this offering, other than underwriting commissions and discounts, all of which are estimated except for the SEC registration fee.

Item	Amount
SEC registration fee	$2,443
Printing and engraving expenses	3,000
Legal fees and expenses	100,000
Accounting fees and expenses	150,000
Transfer agent and registrar’s fees and expenses	2,000
Miscellaneous expenses	2,557

Total	$260,000

Item 15. Indemnification of Directors and Officers.

Under Section 145 of the General Corporation Law of the State of Delaware, we can indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Our certificate of incorporation provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to us and our stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of nonmonetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of the law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Our bylaws provide for the indemnification of our directors to the fullest extent permitted by the Delaware General Corporation Law. Our bylaws further provide that our Board of Directors has sole discretion to indemnify our officers and other employees. We may limit the extent of such indemnification by individual contracts with our directors and executive officers, but have not done so. We are not, however, required to indemnify any director or executive officer in connection with any proceeding initiated by us and approved by a majority of our Board of Directors, that alleges (a) unlawful misappropriation of corporate assets, (b) disclosure of confidential information or (c) any other willful breach of such director or executive officer’s duty to us or our stockholders. We are required to advance, prior to the final disposition of any proceeding, promptly on request, all expenses incurred by any director or executive officer in connection with that proceeding on receipt of an undertaking by or on behalf of that director or executive officer to repay those amounts if it should be determined ultimately that he or she is not entitled to be indemnified under our bylaws or otherwise.

We also have directors’ and officers’ liability insurance.

Item 16. Exhibits.

Exhibit
Number	Description of Exhibit
3.1	Certificate of Designations, Rights and Preferences of Series A Cumulative Convertible Preferred Stock.

4.1	Stock Purchase Warrant dated as of May 21, 2004 by and between the Registrant and Laurus Master Fund, Ltd.

4.2	Form of Stock Purchase Warrant dated as of May 24, 2004 by and between the Registrant and each of the Purchasers set forth on the execution pages of each of the Agreements filed as Exhibits 10.1, 10.2, 10.3 and 10.4 with this Registration Statement.

4.3	Form of Debenture dated as of May 24, 2004 by and between the Registrant and each of the Purchasers set forth on the execution pages of the Agreements filed as Exhibits 10.2 and 10.3 with this Registration Statement.

4.4	Common Stock Registration Rights Agreement dated as of May 24, 2004 by and between the Registrant and each of the Purchasers set forth on the execution pages of each of the Agreements filed as Exhibits 10.1, 10.2, 10.3 and 10.4 to this Registration Statement.

4.5	Warrant Shares Registration Rights Agreement dated as of May 24, 2004 by and between the Registrant and each of the Purchasers set forth on the execution pages of each of the Agreements filed as Exhibits 10.1, 10.2, 10.3 and 10.4 to this Registration Statement.

4.6	Custodial and Security Agreement dated as of May 24, 2004 by and among the Registrant, each of the Purchasers set forth on the execution pages of the Securities Purchase Agreement filed as Exhibit 10.2 to this Registration Statement, and Feldman Weinstein LLP.

4.7	Security Agreement dated as of May 24, 2004 by and between the Registrant and Laurus Master Fund, Ltd.

4.8	Stock Purchase Warrant dated as of May 24, 2004 by and between the Registrant and Milestone Capital Partners Ltd.

4.9	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 of the Registrant’s Registration Statement on Form S-1, as amended (File No 333-62436), filed with the Securities and Exchange Commission on September 4, 2001).

4.10	Form of Common Stock Registration Rights Agreement by and between the Registrant and each of the Sellers referenced in Exhibit 4.10(a) to this Registration Statement.

4.10(a)	List of Sellers who entered into the Form of Common Stock Registration Rights Agreement referenced in Exhibit 4.10 with the Registrant.

4.11	Form of Lock-Up Agreement by and between the Registrant and each of the Sellers referenced in Exhibit 4.11(a) to this Registration Statement.

4.11(a)	List of Sellers who entered into the Form of Lock-Up Agreement referenced in Exhibit 4.11 with the Registrant.

4.12	Form of Escrow Agreement by and between the Registrant and each of the Sellers referenced in Exhibit 4.12(a) to this Registration Statement.

4.12(a)	List of Sellers who entered into the Form of Escrow Agreement referenced in Exhibit 4.12 with the Registrant.

4.13	Form of Stock Purchase Warrant dated June 22, 2004 by and between the Registrant and each of the Loan Note Holders referenced in Exhibit 4.13(a) to this Registration Statement.

4.13(a)	List of Loan Note Holders who entered into the Form of Stock Purchase Warrant referenced in Exhibit 4.13 with the Registrant.

5.1*	Opinion of Kirkpatrick & Lockhart, LLP.

10.1	Securities Purchase Agreement (Series A Preferred Stock and Warrants) dated as of May 24, 2004 by and between the Registrant and the Purchasers set forth on the execution pages thereof.

10.2	Securities Purchase Agreement (Debentures and Warrants) dated as of May 24, 2004 by and between the Registrant and the Purchasers set forth on the execution pages thereof.

10.3	Securities Purchase Agreement (Debentures and Warrants) dated as of May 24, 2004 by and between the Registrant and Laurus Master Fund, Ltd.

10.4	Form of Settlement Agreement dated as of May 24, 2004 by and between the Registrant and each of the Purchasers referenced in Exhibit 10.4(a).

10.4(a)	List of Purchasers who entered into the Settlement Agreement referenced in Exhibit 10.4 with the Registrant.

10.5**	Consulting Agreement dated as of November 17, 2003 by and between the Registrant and Europlay Capital Advisors, LLC (incorporated by reference to Exhibit 10.2 of the Registrant’s Registration Statement on Form S-3, as amended (File No 333-112052), filed with the Securities and Exchange Commission on March 17, 2004).

Exhibit
Number	Description of Exhibit
10.5(a)**	First Amendment to Consulting Agreement dated as of December 12, 2003 by and between the Registrant and Europlay Capital Advisors, LLC (incorporated by reference to Exhibit 10.2 of the Registrant’s Registration Statement on Form S-3, as amended (File No 333-112052), filed with the Securities and Exchange Commission on March 17, 2004).

10.5(b)**	Second Amendment to Consulting Agreement dated as of December 18, 2003 by and between the Registrant and Europlay Capital Advisors, LLC (incorporated by reference to Exhibit 10.2 of the Registrant’s Registration Statement on Form S-3, as amended (File No 333-112052), filed with the Securities and Exchange Commission on March 17, 2004).

10.6	Letter Agreement dated as of May 5, 2004 by and between the Registrant and Flextech Television Limited.

10.7	Share Purchase Agreement dated as of March 18, 2004 by and between the Registrant and each of the Sellers set forth on the execution pages thereof relating to the sale and purchase of the entire issued share capital of SOE Development Limited.

10.8	Deed of Warranty dated March 18, 2004 by and between the Registrant and Alexander Catto and Andrew Lapping as Directors of SOE Development Limited.

10.9	Supplemental Agreement dated May 2004 by and between the Registrant and each of the Sellers set forth on the execution pages thereof that supplements the Share Purchase Agreement dated March 18, 2004 relating to the sale and purchase of the entire issued share capital of SOE Development Limited.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Kirkpatrick & Lockhart, LLP (contained in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

*	To be filed by amendment.

**	The Registrant has applied with the Secretary of the Securities and Exchange Commission for confidential treatment of certain information pursuant to Rule 406 under the Securities Act of 1933. The Registrant has filed separately with its application a copy of the exhibit including all confidential portions, which may be made available for public inspection pending the Securities and Exchange Commission’s review of the application in accordance with Rule 406.

Item 17. Undertakings

     The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

a)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

b)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

c)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a) and (b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

2.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5.	The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

6.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

7.	The undersigned Registrant hereby undertakes that:

a)	For the purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

b)	For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Jose, State of California, on July 6, 2004.

BAM! ENTERTAINMENT, INC.

By:	/s/ RAYMOND C. MUSCI

Raymond C. Musci
Chief Executive Officer

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Raymond C. Musci as his true and lawful attorney-in-fact and agent, with full power of substitution for him in any and all capacities, to sign (1) any and all amendments (including post-effective amendments) to this Registration Statement and (2) any registration statement or post-effective amendment thereto to be filed with the Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE
/s/ RAYMOND C. MUSCI	Chief Executive Officer and Director (Principal Executive Officer)	July 6, 2004
Raymond C. Musci

/s/ ANTHONY R. WILLIAMS	Vice Chairman of the Board	July 6, 2004
Anthony R. Williams

Chief Operating Officer, President and
Christiaan van der Kuyl	Director

/s/ STEPHEN M. AMBLER	Chief Financial Officer and Vice President of Finance (Principal Financial and Accounting Officer)	July 6, 2004
Stephen M. Ambler

Mark Dyne	Director

/s/ ANTHONY G. WILLIAMS Anthony G. Williams	Director	July 6, 2004

/s/ JEFF SCHEINROCK Jeff Scheinrock	Director	July 6, 2004

/s/ BRENDON GRUNEWALD Brendon Grunewald	Director	July 6, 2004

INDEX TO EXHIBITS

Exhibit
Number	Description of Exhibit
3.1	Certificate of Designations, Rights and Preferences of Series A Cumulative Convertible Preferred Stock.

4.1	Stock Purchase Warrant dated as of May 21, 2004 by and between the Registrant and Laurus Master Fund, Ltd.

4.2	Form of Stock Purchase Warrant dated as of May 24, 2004 by and between the Registrant and each of the Purchasers set forth on the execution pages of each of the Agreements filed as Exhibits 10.1, 10.2, 10.3 and 10.4 with this Registration Statement.

4.3	Form of Debenture dated as of May 24, 2004 by and between the Registrant and each of the Purchasers set forth on the execution pages of the Agreements filed as Exhibits 10.2 and 10.3 with this Registration Statement.

4.4	Common Stock Registration Rights Agreement dated as of May 24, 2004 by and between the Registrant and each of the Purchasers set forth on the execution pages of each of the Agreements filed as Exhibits 10.1, 10.2, 10.3 and 10.4 to this Registration Statement.

4.5	Warrant Shares Registration Rights Agreement dated as of May 24, 2004 by and between the Registrant and each of the Purchasers set forth on the execution pages of each of the Agreements filed as Exhibits 10.1, 10.2, 10.3 and 10.4 to this Registration Statement.

4.6	Custodial and Security Agreement dated as of May 24, 2004 by and among the Registrant, each of the Purchasers set forth on the execution pages of the Securities Purchase Agreement filed as Exhibit 10.2 to this Registration Statement, and Feldman Weinstein LLP.

4.7	Security Agreement dated as of May 24, 2004 by and between the Registrant and Laurus Master Fund, Ltd.

4.8	Stock Purchase Warrant dated as of May 24, 2004 by and between the Registrant and Milestone Capital Partners Ltd.

4.9	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 of the Registrant’s Registration Statement on Form S-1, as amended (File No 333-62436), filed with the Securities and Exchange Commission on September 4, 2001).

4.10	Form of Common Stock Registration Rights Agreement by and between the Registrant and each of the Sellers referenced in Exhibit 4.10(a) to this Registration Statement.

4.10(a)	List of Sellers who entered into the Form of Common Stock Registration Rights Agreement referenced in Exhibit 4.10 with the Registrant.

4.11	Form of Lock-Up Agreement by and between the Registrant and each of the Sellers referenced in Exhibit 4.11(a) to this Registration Statement.

4.11(a)	List of Sellers who entered into the Form of Lock-Up Agreement referenced in Exhibit 4.11 with the Registrant.

4.12	Form of Escrow Agreement by and between the Registrant and each of the Sellers referenced in Exhibit 4.12(a) to this Registration Statement.

4.12(a)	List of Sellers who entered into the Form of Escrow Agreement referenced in Exhibit 4.12 with the Registrant.

4.13	Form of Stock Purchase Warrant dated June 22, 2004 by and between the Registrant and each of the Loan Note Holders referenced in Exhibit 4.13(a) to this Registration Statement.

4.13(a)	List of Loan Note Holders who entered into the Form of Stock Purchase Warrant referenced in Exhibit 4.13 with the Registrant.

5.1*	Opinion of Kirkpatrick & Lockhart, LLP.

10.1	Securities Purchase Agreement (Series A Preferred Stock and Warrants) dated as of May 24, 2004 by and between the Registrant and the Purchasers set forth on the execution pages thereof.

10.2	Securities Purchase Agreement (Debentures and Warrants) dated as of May 24, 2004 by and between the Registrant and the Purchasers set forth on the execution pages thereof.

10.3	Securities Purchase Agreement (Debentures and Warrants) dated as of May 24, 2004 by and between the Registrant and Laurus Master Fund, Ltd.

10.4	Form of Settlement Agreement dated as of May 24, 2004 by and between the Registrant and each of the Purchasers referenced in Exhibit 10.4(a).

10.4(a)	List of Purchasers who entered into the Settlement Agreement referenced in Exhibit 10.4 with the Registrant.

10.5**	Consulting Agreement dated as of November 17, 2003 by and between the Registrant and Europlay Capital Advisors, LLC (incorporated by reference to Exhibit 10.2 of the Registrant’s Registration Statement on Form S-3, as amended (File No 333-112052), filed with the Securities and Exchange Commission on March 17, 2004).

Exhibit
Number	Description of Exhibit
10.5(a)**	First Amendment to Consulting Agreement dated as of December 12, 2003 by and between the Registrant and Europlay Capital Advisors, LLC (incorporated by reference to Exhibit 10.2 of the Registrant’s Registration Statement on Form S-3, as amended (File No 333-112052), filed with the Securities and Exchange Commission on March 17, 2004).

10.5(b)**	Second Amendment to Consulting Agreement dated as of December 18, 2003 by and between the Registrant and Europlay Capital Advisors, LLC (incorporated by reference to Exhibit 10.2 of the Registrant’s Registration Statement on Form S-3, as amended (File No 333-112052), filed with the Securities and Exchange Commission on March 17, 2004).

10.6	Letter Agreement dated as of May 5, 2004 by and between the Registrant and Flextech Television Limited.

10.7	Share Purchase Agreement dated as of March 18, 2004 by and between the Registrant and each of the Sellers set forth on the execution pages thereof relating to the sale and purchase of the entire issued share capital of SOE Development Limited.

10.8	Deed of Warranty dated March 18, 2004 by and between the Registrant and Alexander Catto and Andrew Lapping as Directors of SOE Development Limited.

10.9	Supplemental Agreement dated May 2004 by and between the Registrant and each of the Sellers set forth on the execution pages thereof that supplements the Share Purchase Agreement dated March 18, 2004 relating to the sale and purchase of the entire issued share capital of SOE Development Limited.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Kirkpatrick & Lockhart, LLP (contained in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

*	To be filed by amendment.

**	The Registrant has applied with the Secretary of the Securities and Exchange Commission for confidential treatment of certain information pursuant to Rule 406 under the Securities Act of 1933. The Registrant has filed separately with its application a copy of the exhibit including all confidential portions, which may be made available for public inspection pending the Securities and Exchange Commission’s review of the application in accordance with Rule 406.